UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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NEWBRIDGE BANCORP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1501 Highwoods Boulevard, Suite 400

Greensboro, North Carolina 27410

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 14, 2014

To our Shareholders:

Notice is hereby given that the 2014 Annual Meeting of Shareholders (the “Annual Meeting”) of NewBridge Bancorp (the “Company”) will be held as follows:

Place:	O.Henry Hotel
Caldwell Ballroom
624 Green Valley Road
Greensboro, North Carolina 27408

Date:	May 14, 2014

Time:	10:00 a.m., Eastern Time

The purpose of the Annual Meeting is to consider and act upon the following proposals:

1.	To elect seventeen (17) members to the Board of Directors;

2.	To ratify the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014;

3.	To consider and approve the following advisory (non-binding) proposal:

“Resolved, that the shareholders approve the compensation of the Company’s named executive officers as discussed in the Compensation Discussion and Analysis, the compensation tables and related materials in this Proxy Statement”; and

4.	To consider and approve the following advisory (non-binding) proposal:

“Resolved that the shareholders wish the Company to include an advisory vote on the overall compensation of the Company’s named executive officers: (i) every year, (ii) every other year, or (iii) every three years”; and

5.	To consider such other business as may properly come before the Annual Meeting. The Board of Directors is not aware of any other business to be conducted at the Annual Meeting.

Holders of record of shares of Class A common stock at the close of business on March 21, 2014 are entitled to notice of and to vote at the Annual Meeting and any adjournment(s) thereof. We urge you to attend the Annual Meeting. It is extremely important that your Class A shares be represented regardless of the number you own. Whether or not you expect to be present at the Annual Meeting, please sign and return your proxy card to us in the enclosed envelope at your earliest convenience. You may also vote your Class A shares over the Internet or by using a toll-free number. Unless you indicate to the contrary, your proxy will be cast (1) FOR the nominees for director, (2) FOR the ratification of the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014, (3) FOR the advisory (non-binding) “Say-on-Pay” proposal and (4) for the advisory (non-binding) proposal to include an advisory vote on the overall compensation of the Company’s named executive officers every YEAR, each as described in more detail in the accompanying Proxy Statement. If any other matters are properly presented for consideration at the Annual Meeting, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. In the event that you attend the Annual Meeting in person, you may revoke your proxy and vote your shares of Class A shares in person.

This 4th day of April, 2014.	Yours very truly,

Michael S. Albert
Chairman

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 14, 2014. The Notice, Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2013 are also available at http://www.snl.com/irweblinkx/GenPage.aspx?IID=100346&GKP=1073745413. You may also access the above off-site website by going to www.newbridgebank.com, under the heading Investor Relations.

___________________________________________

PROXY STATEMENT

____________________________________________

Annual Meeting of Shareholders

To Be Held on May 14, 2014

____________________________________________

This Proxy Statement is being mailed to our shareholders on or about April 4, 2014 for solicitation of proxies by the Board of Directors (the “Board”) of your company, NewBridge Bancorp. Our principal executive offices are located at 1501 Highwoods Boulevard, Suite 400, Greensboro, North Carolina 27410.

In this Proxy Statement, terms such as “we,” “us,” “our” and the “Company” refer to NewBridge Bancorp. The term “Bank” means NewBridge Bank, our wholly-owned, North Carolina-chartered bank subsidiary. The terms “you” and “your” refer to the shareholders of the Company.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 14, 2014. The Notice, Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2013 are also available at http://www.snl.com/irweblinkx/GenPage.aspx?IID=100346&GKP=1073745413. You may also access the above off-site website by going to www.newbridgebank.com, under the heading Investor Relations.

INFORMATION ABOUT THE ANNUAL MEETING

Your vote is very important. For this reason, our Board is requesting that you allow your shares of our Class A Common Stock to be represented at the 2014 Annual Meeting of Shareholders (the “Annual Meeting”) by the proxies named on the enclosed proxy card.

When is the Annual Meeting?	May 14, 2014 at 10:00 a.m., Eastern Time

Where will the Annual Meeting be held?	At the O.Henry Hotel, Caldwell Ballroom, 624 Green Valley Road, Greensboro, North Carolina 27408

What items will be voted on at the Annual Meeting?	1.	ELECTION OF DIRECTORS. To elect seventeen (17) directors to serve until the 2015 Annual Meeting of Shareholders.

	2.	RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. To ratify the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

	3.	“SAY-ON-PAY” PROPOSAL. To participate in an advisory (non-binding) vote to approve the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement.

	4.	“SAY-ON-FREQUENCY” Proposal. To participate in an advisory (non-binding) vote to determine the frequency in which shareholders approve the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement.

5.	OTHER BUSINESS. To consider such other business as may properly come before the Annual Meeting or any adjournment(s) thereof. The Board is not aware of any other business to be conducted at the Annual Meeting.

Who can vote?	Only holders of record of shares of our Class A common stock at the close of business on March 21, 2014 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting or any adjournment(s) thereof. On the Record Date, there were 25,303,820 Class A shares outstanding and entitled to vote and approximately 6,000 Class A beneficial owners, including approximately 2,761 shareholders of record. There is no other class of voting stock outstanding.

How do I vote by proxy?	You may vote your shares by marking, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. The Class A shares represented by a proxy card will be voted at the Annual Meeting if the proxy card is properly signed, dated and received by Computershare, our transfer agent, prior to the time of the Annual Meeting. You may also vote your Class A shares over the Internet or by using a toll-free number. You should refer to the proxy card or the information forwarded by your bank, broker or other holder of record to see what voting options are available to you.

If you return your signed proxy card before the Annual Meeting, the proxies will vote your shares as you direct. Kenan C. Wright, Mary E. Rittling and G. Alfred Webster, each a director of the Company and the Bank, have been appointed proxies by the Board.

The Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on May 13, 2014. If you vote over the Internet you may incur costs, such as telephone, and Internet access charges for which you will be responsible. If you are interested in voting via the Internet or telephone, specific instructions are shown on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate your identity and to allow you to vote your Class A shares and confirm that your instructions have been properly recorded. In the event that the proxy card does not reference Internet or telephone voting information, please complete and return the proxy card in the self-addressed, postage-paid envelope provided.

If a shareholder is a participant in the Computershare Investment Plan, which is a direct stock purchase and dividend investment plan (the “CIP”) or a participant in the NewBridge Bank Employees’ 401(k) Plan (the “401(k) Plan”), the proxy card reflects the number of Class A shares in your CIP account or in your account under the 401(k) Plan, as applicable, and the number of Class A shares held of record directly by you. Class A shares allocated to a participant’s account in the 401(k) Plan will be voted by the participant of the 401(k) Plan in accordance with the instructions received from the participant if such participant timely returns his or her proxy card to Computershare or timely indicates his or her voting instructions pursuant to the Internet or telephone voting procedures. The Internet and telephone voting facilities for participants in the 401(k) Plan will close at 11:59 Eastern Time on May 11, 2014. Class A shares held under the 401(k) Plan for which no voting instructions are received will not be voted. Shareholders’ voting instructions with respect to Class A shares held under the 401(k) Plan will be held in strict confidence.

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You may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting on Proposals 1, 2, 3 and any other items of business at the Annual Meeting. With respect to Proposal 4, you may vote “EVERY YEAR”, “EVERY OTHER YEAR”, “EVERY YEAR” or you may “abstain” from voting. If a nominee becomes unavailable for election at any time at or before the Annual Meeting, the proxies may vote your shares for a substitute nominee.

If you return your signed proxy card but do not specify how you want to vote your Class A shares, the proxies will vote them “FOR” the election of all of our nominees, “FOR” the ratification of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014, “FOR” the advisory (non-binding) “Say-on-Pay” proposal, and with respect to the advisory (non-binding) “Say-on-Frequency” proposal, the proxies will vote to hold an advisory vote on the overall compensation of the Company’s named executive officers EVERY YEAR. If any other matters are properly presented for consideration at the Annual Meeting, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. If your Class A shares are held in the name of a broker or other nominee (i.e., held in “street name”), you will need to obtain a proxy instruction form from the broker or other nominee holding your shares and return the form as directed by your broker or other nominee.

We are not aware of any other matters to be brought before the Annual Meeting. If matters other than those discussed above are properly brought before the Annual Meeting, the proxies may vote your Class A shares in accordance with their best judgment.

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How do I change or revoke my proxy?	You may change or revoke your proxy at any time before it is voted at the Annual Meeting in any of three ways: (1) by delivering a written notice of revocation to Computershare; (2) by delivering another properly signed proxy card to Computershare with a more recent date than that of the proxy first given; or (3) by attending the Annual Meeting and voting in person. You should deliver your written notice or superseding proxy to Computershare at the address noted on the proxy card. If you vote by Internet or telephone, you may also revoke your proxy or change your vote with a timely and valid later Internet or telephone vote, as the case may be.

How many votes may I cast?	You are entitled to one vote for each Class A share held of record on March 21, 2014 on each nominee for election and on each other matter presented for a vote at the Annual Meeting. You may not vote your Class A shares cumulatively in the election of directors.

How many votes are required to approve the proposals?	Director nominees will be elected by the affirmative vote of the majority of votes cast by the holders of Class A shares entitled to vote in the election of directors at the Annual Meeting, with a plurality vote standard for a contested director election, that is, when the number of director nominees exceeds the number of Board seats for which elections are being held. Abstentions from voting, as well as broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the proposal to elect directors.

The proposal to ratify the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm for 2014 will be approved if the votes cast in favor exceed the votes cast in opposition. Abstentions from voting, as well as broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the proposal to ratify Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm for 2014.

The advisory proposal to consider and approve the compensation of the Company’s named executive officers as discussed in the Compensation Discussion and Analysis, the compensation tables and related materials in this Proxy Statement is advisory only. The advisory approval of the compensation of the Company’s named executive officers will be approved if a majority of the votes cast on the proposal are voted in favor of the proposal. Abstentions and broker non-votes will not be included in determining the number of votes cast on the proposal and, accordingly, will have no effect on the nature of such vote. The Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

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The proposal to vote on the frequency in which the shareholders will have an advisory proposal to consider and approve the compensation of the Company’s named executive officers is advisory only; however the Board will consider the outcome of the vote when determining the frequency in which the compensation of the Company’s named executive officers is submitted to the shareholders for approval. Abstentions and broker non-votes will not be included in determining the number of votes cast on the proposal and, accordingly, will have no effect on the nature of such vote.

Any other matters properly coming before the Annual Meeting will require the approval of the holders of Class A shares as required by applicable law or our governing documents.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum at the Annual Meeting or any adjournment(s) thereof.

A “broker non-vote” occurs when a broker or other nominee who holds shares for another does not vote on a particular matter because the broker or other nominee does not have discretionary authority on that matter and has not received instructions from the owner of the shares.

In the event there are insufficient votes present at the Annual Meeting for a quorum or to approve any proposal, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

What constitutes a “quorum” for the Annual Meeting?	A majority of our outstanding Class A shares entitled to vote at the Annual Meeting, present in person or represented by proxy, constitutes a quorum (a quorum is necessary to conduct business at the Annual Meeting). Your Class A shares will be considered part of the quorum if you have voted by proxy. Once a Class A share is represented for any purpose at the Annual Meeting, it is deemed present for quorum purposes for the remainder of the Annual Meeting or for any adjournment(s) thereof. Abstentions and broker non-votes count as shares present at the Annual Meeting for purposes of determining a quorum.

How are the votes counted?	Computershare, our transfer agent, has been appointed by the Board as the Inspector of Elections for the Annual Meeting. It will tabulate the votes received for each nominee for director and all other items of business at the Annual Meeting. Computershare will announce at the Annual Meeting and will subsequently certify to the Board, the results of the election of directors and all other items of business voted on at the Annual Meeting.

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How do I obtain directions to the Annual Meeting?	Directions to the Annual Meeting are available on our website, www.newbridgebank.com, under the heading Investor Relations. You may also obtain directions to the Annual Meeting by contacting Rebecca Gibson, Vice President and Assistant Secretary, at (336) 369-0960.

Who pays for the solicitation of proxies?	We will pay the cost of preparing, printing and mailing materials in connection with this solicitation of proxies. In addition to solicitation by mail, officers, directors (including those nominees for election as a director) and employees of the Company and the Bank may make solicitations personally, by telephone or otherwise without additional compensation for doing so. We reserve the right to engage a proxy solicitation firm to assist in the solicitation of proxies for the Annual Meeting. We will, upon request, reimburse brokerage firms, banks and others for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of Class A shares or otherwise in connection with this solicitation of proxies.

When are proposals for the 2015 Annual Meeting of Shareholders due?	It is presently anticipated that the 2015 Annual Meeting of Shareholders of the Company will be held in May of 2015. To be considered for inclusion in the proxy solicitation materials of the Board for the 2015 Annual Meeting, shareholder proposals must be received by the Secretary of the Company at our principal executive offices at 1501 Highwoods Boulevard, Suite 400, Greensboro, North Carolina 27410 no later than December 5, 2014. To be eligible for inclusion, a proposal must comply with our Bylaws, Rule 14a-8 and all other applicable provisions of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Any proposal not intended to be included in the proxy statement for the 2015 Annual Meeting, but intended to be presented from the floor at that Annual Meeting, must have been received by us at our principal executive offices listed above no later than February 18, 2015.

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PROPOSAL 1

ELECTION OF DIRECTORS

Our Bylaws provide for a board of directors consisting of not less than nine and not more than 30 directors, the number to be determined by resolution of a majority of the Board or by resolution properly adopted by the shareholders at a shareholders’ meeting. The Board has set the number of directors at 17.

Under the Agreement and Plan of Combination and Reorganization, dated November 1, 2013 (the “Merger Agreement”) by and between the Company, the Bank and CapStone Bank (“CapStone”), pursuant to which CapStone merged with and into the Bank on April 1, 2014 (the “Merger”), the Company agreed to appoint Michael S. Patterson and two other members of the CapStone board of directors selected by it (after receiving input from Mr. Patterson) to the Board and the Bank board of directors (the “Bank Board”) to serve until the next annual meeting of shareholders of the Company and the Bank following the effective time of the Merger, and, subject to the good faith consideration by the Corporate Governance and Nominating Committee (the “Governance Committee”) of the selection criteria set forth in the Company’s charter, such persons shall be nominated as directors of the Company at the next annual meeting of shareholders of the Company following the effective time of the Merger, and if so elected, such persons shall be elected by the Company to serve as directors of the Bank.   In addition, the Company is obligated, pursuant to the terms of the Merger Agreement, to continue to make such nominations with respect to each such individual until the sixth annual meeting of the shareholders of the Company following the effective time of the Merger.  As a result, on April 1, 2014, the effective time of the Merger, the Board appointed Michael S. Patterson, Robert A. Boyette and Richard A. Urquhart, III to serve as directors of the Company until the Annual Meeting.

The 17 nominees for election as directors named below have been recommended by the Governance Committee and nominated by the Board to serve for a one year term expiring at the 2015 Annual Meeting of Shareholders. All 17 of the director nominees currently serve as directors of the Company and the Bank. If all of the director nominees are elected, there will be 17 directors serving on the Board following the Annual Meeting.

The persons named as proxies in the accompanying proxy card intend to vote “FOR” the 17 nominees. Each nominee has consented to serve as a director of the Company if elected. If, at the time of the Annual Meeting, a nominee is unable or unwilling to serve, the discretionary authority provided in the accompanying proxy card will be exercised to vote for such other person for the office of director as may be nominated by the Board. Proxies cannot be voted for a greater number of nominees than the number named in this Proxy Statement.

Each of the nominees brings special skills and attributes to the Board through a variety of levels of education, business experience, director experience, banking experience, philanthropic interests, and community involvement. Additional information about each nominee and his or her special skills is provided below. The age of each director is as of February 1, 2014.

NOMINEES FOR ELECTION AS A DIRECTOR TO SERVE UNTIL THE 2015 ANNUAL MEETING

Name	Age	Director Since	Experience/Special Skills(2)

Michael S. Albert(1)	59	1995	Mr. Albert has been a partner of Entrepreneurial Resources of NC, LLC since April of 2009. Prior to that time, Mr. Albert served as the Vice President-Marketing and a consultant for Stanley Benefit Services, Inc. from March 2007 to April 2009. He is a graduate of the NC Bank Directors’ College (“Directors’ College”) and has attended courses at the NCCOB Advanced Directors’ College (“Advanced Directors’ College”). Mr. Albert has attended the NCBA Bank Directors’ Assembly (“Directors’ Assembly”). He earned a Bachelor of Science in Business Administration degree from the University of North Carolina at Chapel Hill.

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Name	Age	Director Since	Experience/Special Skills(2)
			Areas of relevant experience qualifying him for service as a director include, but are not limited to, the following: 19 years of experience serving as a bank director, including, but not limited to serving as Chairman of the Board, Chairman of the Audit Committee and serving as that Committee’s financial expert; ability to analyze complex financial and organizational matters; financial and accounting experience as a certified public accountant with a Big Four accounting firm, including its bank audit practice; experience as a chief executive officer of a major regional transportation company operating in multiple states; and leadership roles in multiple community organizations.

Robert A. Boyette	68	2014

Mr. Boyette is the Chairman and a stockholder of Ashland Construction Company. Prior to the Merger, he was a director of CapStone where he served as Chairman of the loan committee and as a member of the compensation and executive committees. Mr. Boyette is active on the boards of various community organizations, including serving as a board member of the NCSU Foundation. He received an engineering degree from North Carolina State University and a graduate business degree from the University of North Carolina at Chapel Hill. He is a graduate of the Directors’ College.

Areas of relevant experience qualifying him for service as a director include, but are not limited to, the following: experience serving as a bank director, including service on many committees; experience as a business owner; and experience serving as a director or trustee of community nonprofit organizations.

J. David Branch	67	2006	Dr. Branch is an ophthalmologist in private practice. Over the past 35 years, he has been involved in many community activities in North Carolina, including serving as Chairman of the Board of Trustees for Winston-Salem State University, as a trustee at Appalachian State University and as past Chairman of two State University Foundations. Prior to joining the Board in 2006, he served as a director for three community banks and was also a member of the North Carolina Banking Commission. Dr. Branch founded Volt Energy Company, a renewable energy company. Dr. Branch is a graduate of the Directors’ College. He received a Bachelor of Arts degree from Franklin College, and an MD from Howard University.

			Areas of relevant experience qualifying him for service as a director include, but are not limited to, the following: 24 years of experience serving as a bank director, including service on many committees; an understanding of bank regulatory expectations due to his service on the Banking Commission; ability to analyze complex organizational and strategic planning challenges; experience as a business owner; and extensive experience serving as a director of community nonprofit organizations.

C. Arnold Britt	64	1985	Mr. Britt is the President and owner of Carolina Apothecary, Inc., Belmont Pharmacy, Inc. and RxCare, Inc. Mr. Britt has a broad and diverse background of serving on the boards of many organizations, currently including five charitable organizations. He is a graduate of the Directors’ College. Mr. Britt earned a Bachelor of Science degree in Pharmacy from the University of North Carolina at Chapel Hill.

			Areas of relevant experience qualifying him for service as a director include, but are not limited to, the following: 29 years of experience serving as a director of the Bank, including service on many committees; experience as a business owner; and extensive experience serving as a director of numerous community organizations, including many organizations within the Bank’s footprint.

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Name	Age	Director Since	Experience/Special Skills(2)

Robert C. Clark	59	2005	Mr. Clark is the President and owner of Leesona Corporation, a manufacturer and distributor of industrial winding equipment. Since December 2001, Mr. Clark has served as a member of the Winston-Salem City Council where he currently chairs the Finance Committee and serves on the Public Works Committee. Mr. Clark currently serves as a director of the Data Max Foundation. Mr. Clark has attended courses at the Advanced Directors’ College. He has a Bachelor of Arts degree from the University of the South and a Master in Business Administration degree from the Wharton School of the University of Pennsylvania.

			Areas of relevant experience qualifying him for service as a director include, but are not limited to, the following: nine years of experience serving as a director of the Bank, including service on many committees; extensive experience in owning and operating several successful businesses; governance experience on several community and governmental organizations; his service on the Winston-Salem City Counsel; and financial skills acquired during graduate school.

Alex A. Diffey, Jr.	64	2006	Mr. Diffey is an independent banking consultant. He served for two years as the Interim Chief Credit Officer of a predecessor of the Bank from October 2005 to January 2007. Previously he was a consultant with Thurmond Clower & Associates, specializing in loan portfolio reviews. Mr. Diffey was an employee of First Union National Bank (now known as Wells Fargo Bank, N.A.) for 32 years in various commercial lending, loan administration and capital markets positions, including, but not limited to, the Chief Credit Officer (South Carolina) and Senior Vice President of First Union National Bank. He is a graduate of the Directors’ College and has attended courses at the Advanced Directors’ College. Mr. Diffey graduated from Emory University, receiving both his undergraduate degree and a Master in Business Administration, with concentrations in finance and banking. In addition, he has served as an instructor for the Risk Management Association Commercial Lending Schools for 15 years.

			Areas of relevant experience qualifying him for service as a director include, but are not limited to, the following: eight years of experience serving as a director of the Bank, including service on several committees; financial expertise; extensive experience in lending, credit management and organizational management; and a broad array of bank regulatory experience from both his long tenure with First Union National Bank and, more recently, as a consultant to community banks.

Barry Z. Dodson	65	1997	Mr. Dodson is a certified public accountant and the owner of Barry Z. Dodson, CPA, PLLC. He currently serves as Chairman of the Credit Management Committee of the Company and Vice Chairman of the Board. He was the Lead Independent Director of the Board from August 2007 through May 2009 and was Chairman of the Board of FNB Financial Services Corporation (“FNB”) prior to its merger into the Company. Mr. Dodson serves on the North Carolina Education Lottery Commission and is a member of its finance committee. He is also a former director of The Moses Cone Hospital, Inc. where he served on its audit committee. Mr. Dodson has over 40 years of experience in public accounting. He is a graduate of the Directors’ College and has attended courses at the Advanced Directors’ College. Mr. Dodson earned a Bachelor of Science degree from High Point University.

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Name	Age	Director Since	Experience/Special Skills(2)

			Areas of relevant experience qualifying him for service as a director include, but are not limited to, the following: 17 years of experience serving as a director of the Bank, including service on many committees; financial expertise and ability to understand complex financial arrangements; and experience in serving on community boards, with particular experience serving on audit committees.

Donald P. Johnson	68	2012	Mr. Johnson is a director and the Vice Chairman of American Business Bank, a commercial bank based in Los Angeles, California. Mr. Johnson was one of the founders of American Business Bank, and served as Chief Executive Officer since the bank opened in 1998 until April of 2013. In 2004 he was elected to the Board of the California Bankers Association. Mr. Johnson earned a Bachelor of Arts degree from the University of North Carolina at Chapel Hill and a Masters in Business Administration from Pepperdine University.

			Areas of relevant experience qualifying him for service as a director include, but are not limited to, the following: 39 years of experience serving as a bank director, including service on many committees; financial expertise and ability to understand complex financial arrangements; and experience in serving on community boards.

Joseph H. Kinnarney	60	1988	Dr. Kinnarney is the President and an owner of Reidsville Veterinary Hospital, Inc., Bel-Air Veterinary Hospital, Mebane Veterinary Hospital, Greensboro Pet Spa & Resort, Inc. and Carolina Equine Hospital. He is a director of the American Veterinary Medical Association where he serves as a member of the Audit Committee. Dr. Kinnarney is a graduate of the Directors’ College and has attended courses at the Advanced Directors’ College. Dr. Kinnarney earned his Doctorate in Veterinary Medicine from Cornell University and a Bachelor in Animal Science degree and a Master in Reproduction from the University of Kentucky.

			Areas of relevant experience qualifying him for service as a director include, but are not limited to, the following: 26 years of experience serving as a director of the Bank, including service on many committees; credit management oversight experience; experience as the owner of several businesses operating within the Bank’s footprint; and experience serving as a director in nonprofit organizations

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Name	Age	Director Since	Experience/Special Skills(2)

Michael S. Patterson	67	2014	Mr. Patterson is currently retired after a 40 plus year career as a commercial banker in North Carolina. He started his banking career with First Citizens Bank in Raleigh in 1969. In 1978, he joined Peoples Bank in Rocky Mount, NC as Vice President. He spent ten years with Peoples Bank, becoming Executive Vice President and Executive Officer of the Peoples Bank and Peoples Bank of North Carolina, Inc. In 1989, he joined Triangle Bank in Raleigh as President and Chief Operating Officer and became Chief Executive Officer in 1990 and Chairman of the Board of Directors of Triangle Bank in 1996. He served in these capacities until Triangle Bank was sold to Centura Banks, Inc. in February of 2000. Mr. Patterson served as Executive Chairman of the Board of Directors of Centura Banks, Inc. until it sold to Royal Bank of Canada in July of 2001. He then worked as a consultant to community banks primarily in the area of merger and acquisition strategies, prior to organizing CapStone in 2006. He served as Chairman, President and Chief Executive Officer of CapStone prior to its acquisition by the Company and the Bank. Mr. Patterson earned a Bachelor of Business Administration from Campbell University. He is also a graduate of the North Carolina School of Banking, The Graduate School of Banking of the South at Louisiana State University and The Executive Program at the University of North Carolina.

			Areas of relevant experience qualifying him for service as a director include, but are not limited to the following: an extensive career in the banking industry in key leadership positions, experience in mergers and acquisitions within the financial services industry, and, service as a consultant to community banks primarily in the area of merger and acquisition strategies. Mr. Patterson also has broad experience serving as a director of several industry-related organizations including the American Bankers Association Board of Directors, the North Carolina Bankers Association Board of Directors (Vice Chairman), along with numerous charitable and civic organizations in the communities in which he has lived and worked.

Pressley A. Ridgill	61	2005	Mr. Ridgill is the President, Chief Executive Officer and a director of the Company and the Bank. He was named the President of the Company and President and Chief Executive Officer of the Bank in July 2007, and Chief Executive Officer of the Company in July 2008. Mr. Ridgill was the President and Chief Executive Officer of FNB and its subsidiary bank, FNB Southeast prior to FNB’s merger into the Company. He has over 38 years of financial services experience. Mr. Ridgill earned a Master of Accountancy degree and Bachelor of Science in Business Administration (Finance) degree from the University of South Carolina. He is a graduate of Louisiana State University’s Graduate School of Banking of the South and is a certified public accountant and a certified financial planner. Mr. Ridgill regularly attends Advanced Directors’ College courses, and the Directors’ Assembly, and is a graduate of the Directors’ College. He actively participates in community organizations throughout the Company’s footprint. Mr. Ridgill has recently been appointed to serve on the North Carolina Banking Commission. Mr. Ridgill also serves on the Board of the North Carolina Bankers Association. The North Carolina Association of CPAs recognized Mr. Ridgill as the 2004-2005 Outstanding Member in Business and Industry.

			Areas of relevant experience qualifying him for service as a director include, but are not limited to, the following: nine years experience serving as a bank director, including service on the executive committee; extensive financial institution management experience; expertise in mergers, acquisitions, and corporate restructuring and integration; leadership of the Company’s strategic direction following the merger of FNB into the Company; financial and accounting expertise as a certified public accountant, a certified financial planner and a community banker; broad experience as a director of various community organizations; and longstanding relationships with community bankers, investment bankers and other bank executives on a national level.

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Name	Age	Director Since	Experience/Special Skills(2)

Mary E. Rittling	63	2006	Dr. Rittling is President of the Davidson County Community College. She currently serves as a community partner and advocate in both Davidson and Davie Counties. She is a graduate of the Directors’ College and has been recognized in the Triad as an Exceptional Leader in 2009, 2010, 2011 and 2012; she was also named as the Outstanding Woman in Business by the Lexington Area Chamber of Commerce in 2009. In 2012, Dr. Rittling was named the North Carolina Community College President of the year. She earned a degree in Nursing from D’Youville College, a Master degree in Nursing from Binghamton University, and a Master degree and a Doctorate in Education from Columbia University. She also completed studies at the Harvard University Institute for New Presidents. Dr. Rittling serves as the Chairman of the Governance Committee of the Company.

			Areas of relevant experience qualifying her for service as a director include, but are not limited to, the following: eight years of experience serving as a director of the Bank, including service on many committees; experience in strategic planning and corporate governance; ability to address complex outcomes; and community and regional involvement.

E. Reid Teague	64	2002	Mr. Teague is the owner and President of Eden Oil Co., Inc. He was a member of the National Council for Citgo Marketers representing the southern states from 2008 through 2010. Mr. Teague has served as a board member of the North Carolina Petroleum Marketers Association and the Pennrose Park Country Club. He is a graduate of the Directors’ College. Mr. Teague earned a Bachelor of Science degree in Business from the University of North Carolina at Chapel Hill.

			Areas of relevant experience qualifying him for service as a director include, but are not limited to, the following: 12 years of experience serving as a director of the Bank, including service on many committees; experience in owning and operating a successful business; experience in both audit/risk and governance committee work; and extensive community service and contacts within the Bank’s footprint.

Richard A. Urquhart, III	67	2014	Mr. Urquhart is the Chief Operating Officer of Investors Management Corporation. Prior to the Merger, Mr. Urquhart was a director of CapStone where he served as the Chair of its audit committee. He is active in the many community non-profits, including the Greater Raleigh Chamber of Commerce where he is Chairman of the board or directors, as well as a director of Boys & Girls Club of Raleigh, the Wake Education Partnership and the North Carolina Public Schools forum. Mr. Urquhart earned a Bachelor of Science degree from the University of North Carolina at Chapel Hill and a Masters in Business Administration from Harvard Business School. He is a graduate of the Directors’ College and is a Certified Public Accountant.

			Areas of relevant experience qualifying him for service as a director include, but are not limited to, the following: experience serving as a bank director, including service on many committees; audit committee experience, extensive experience in accounting and finance; and extensive community connections and involvement with local and regional organizations.

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Name	Age	Director Since	Experience/Special Skills(2)

G. Alfred Webster	65	2006	Mr. Webster retired as the Executive Vice President of Unifi, Inc.. He currently serves as the Lead Director, a member of the Executive Committee, a member of the Audit Committee and the Chairman of the Compensation Committee of Unifi, Inc. He previously served as a director of Annie Penn Hospital in Reidsville, NC. He has attended courses at the Advanced Directors’ College and the Directors’ Assembly. Mr. Webster earned a Bachelor of Science in Business Administration degree from the University of North Carolina at Chapel Hill. In addition, Mr. Webster serves as the Chairman of the Compensation Committee of the Company.

			Areas of relevant experience qualifying him for service as a director include, but are not limited to, the following: eight years of experience serving as a director of the Bank, including service on many committees; corporate governance and compensation experience; experience in development of global business relationships; extensive business experience in materials procurement for a global business; and extensive community connections and involvement with local and regional organizations.

Kenan C. Wright	60	1990	Mr. Wright is the President of The Wright Co. of N.C., Inc., a general contracting firm. He currently serves as Chairman of the Audit and Risk Management Committee. Mr. Wright is active on the boards of many nonprofit community organizations. He has served on the Board of Trustees of Rockingham Community College since 2002 and chaired the Board of Trustees from 2008 through 2009. He is also a past chairman of the Board of Trustees of Morehead Memorial Hospital. He currently serves on the Board of Directors of Carlisle School. He is a graduate of the Directors’ College and has attended courses at the Advanced Directors’ College. He also regularly attends the Directors’ Assembly. Mr. Wright has a Bachelor of Science degree in Business Administration from the University of North Carolina at Chapel Hill.

			Areas of relevant experience qualifying him for service as a director include, but are not limited to, the following: 24 years of experience serving as a director of the Bank, including service on many committees; extensive experience in strategic planning; experience operating a successful real estate development business; and extensive community involvement.

Julius S. Young, Jr.	65	1988	Mr. Young is the President of Jay Young Management, Inc., an asset management firm. Mr. Young currently serves on the Board of Directors of Reddwerks, Inc., a private company. He has served on the Board of Directors of Lexington Hospital and the YMCA in Lexington, NC. Mr. Young has attended the Directors’ Assembly. Mr. Young earned a Bachelor of Arts degree and a Master of Arts-Liberal Studies degree from Wake Forest University.

			Areas of relevant experience qualifying him for service as a director include, but are not limited to, the following: 26 years of experience serving as a director of the Bank, including service on many committees; expertise in trust department oversight; manufacturing management experience; investment experience spanning several decades; and extensive community contacts and related board governance experience.

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(1)	Mr. Albert was an executive officer of Billings Transportation Group, Inc., Billings Freight Systems, Inc., Billings Express, Inc. and Metro Motor Express, Inc., each of which filed for voluntary bankruptcy under Chapter 7 in 2006.
(2)	On January 22, 2014, the Board reapproved the NewBridge Bancorp and NewBridge Bank Director Education Policy, a copy of which is available on our website at www.newbridgebank.com, pursuant to which directors are encouraged to participate in educational opportunities on an on-going basis.

John F. Watts, a director of the Company and the Bank, passed away on June 3, 2013.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR ALL NOMINEES FOR ELECTION AS DIRECTORS, EACH TO SERVE UNTIL THE 2015 ANNUAL MEETING

Except for Mr. Ridgill and Mr. Patterson, all members of the Board are “independent” as defined under the rules and listing standards of the Global Select Market of the Nasdaq Stock Market, LLC (“Nasdaq GS”). All members of the Compensation Committee, the Audit and Risk Management Committee (the “Audit Committee”) and the Governance Committee are “independent” as defined under the rules and listing standards of the Nasdaq GS.

Who Serves on the Board of Directors of the Bank?

The Bank currently has a 17 member board of directors which is comprised of the same persons who are currently directors of the Company. Those persons elected to the Board at the Annual Meeting will also be elected by the Company as directors of the Bank.

How Much Common Stock do our Directors and Executive Officers Own?

The following table sets forth information as of February 17, 2014 (unless a different date is indicated below) concerning the beneficial ownership of Class A shares of each director and each named executive officer who held office during 2013 and by all directors and named executive officers as a group. According to rules promulgated by the Securities and Exchange Commission (the “SEC”), a person is the “beneficial owner” of securities if the person has or shares the power to vote them or to direct their investment, or has the right to acquire ownership of such securities within 60 days through the exercise of an option, warrant, right of conversion of a security, vesting of restricted stock unit or otherwise.

BENEFICIAL OWNERSHIP TABLE

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percentage of Class(2)
Michael S. Albert	50,469	(3)	*
David P. Barksdale	14,632	(4)	*
Robert A. Boyette	—	(5)	*
J. David Branch	39,760		*
C. Arnold Britt	80,355	(6)	*
Spence H. Broadhurst	11,050		*
William W. Budd, Jr.	21,418	(7)	*
Robert C. Clark	16,360		*
Alex A. Diffey, Jr.	27,025		*
Barry Z. Dodson	98,489	(8)	*
Robin S. Hager	17,071	(9)	*
Ramsey K. Hamadi	104,679		*
Donald P. Johnson	8,008		*
Joseph H. Kinnarney	103,497	(10)	*
Robert F. Lowe	94,785	(11)	*
Michael S. Patterson	—	(12)	*
Pressley A. Ridgill	176,871	(13)	*
Mary E. Rittling	7,340	(14)	*
E. Reid Teague	62,274	(15)	*
Richard A. Urquhart, III	—	(16)	*
John F. Watts	81,129	(17)	*
G. Alfred Webster	21,341		*
Kenan C. Wright	242,653	(18)	*
Julius S. Young, Jr.	102,258	(19)	*
Directors and Executive Officers as a Group (24 total)	1,348,584	(20)	5.28%

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*	Represents less than 1% of the issued and outstanding Class A shares.

(1)	Unless otherwise noted, all Class A shares are owned directly of record or are shares for which the named individual has sole voting and investment power.

(2)	The percentage is based upon 25,303,820 shares outstanding as of February 17, 2014 and assumes the exercise of only those stock options held as of February 17, 2014, with respect to each designated recipient.

(3)	With respect to Mr. Albert, the amount includes (a) 1,250 options that may be exercised under the Comprehensive Benefit Plan (as hereinafter defined); and (b) 799 shares held by Mr. Albert’s son.

(4)	With respect to Mr. Barksdale, the amount includes 8,500 options that may be exercised under the Comprehensive Benefit Plan.

(5)	Mr. Boyette was appointed as a director of the Company on April 1, 2014. The amount reported above represents the number of shares owned by Mr. Boyette as of February 17, 2014 and includes 32,760 Class A Shares held by Plantation Realty Company of which Mr. Boyette is a member. As of April 1, 2014, pursuant to the Merger, Mr. Boyette owns an additional 114,070 Class A Shares which includes 40,090 options that may be exercised under the CapStone Bank 2006 Nonstatutory Stock Option Plan, which was assumed by the Company on April 1, 2014 (the “CapStone NSO Plan”).

(6)	With respect to Mr. Britt, the amount includes (a) 26,750 options that may be exercised under the FNB Omnibus Plan (as hereinafter defined); and (b) 554 shares held by Mr. Britt’s wife.

(7)	With respect to Mr. Budd, the amount includes 5,350 options that may be exercised under the FNB Incentive Plan (as hereinafter defined).

(8)	With respect to Mr. Dodson, the amount includes (a) 26,750 options that may be exercised under the FNB Omnibus Plan; (b) 394 shares held jointly with Mr. Dodson’s wife; (c) 2,650 shares held by Mr. Dodson’s wife; (d) 7,077 shares held by a trust for the benefit of Mr. Dodson’s daughter with Mr. Dodson and his daughter as joint trustees; (e) 2,011 shares held by Mr. Dodson’s daughter in her IRA; and (f) 3,362 shares held by Mr. Dodson as custodian for Mr. Dodson’s daughter.

(9)	With respect to Ms. Hager, the amount includes (a) 535 options that may be exercised under the FNB Omnibus Plan; and (b) 5,000 shares that may be exercised under the Comprehensive Benefit Plan.

(10)	With respect to Dr. Kinnarney, the amount includes 26,750 options that may be exercised under the FNB Omnibus Plan. Dr. Kinnarney has pledged 18,723 Class A shares to secure a loan made by the Bank to Dr. Kinnarney in the ordinary course of business.

(11)	Mr. Lowe retired as a director of the Company on May 15, 2013. As such, the amount reported above represents the number of shares owned by Mr. Lowe as of that date, including 10,353 shares held by Mr. Lowe’s wife.

(12)	Mr. Patterson was appointed as a director of the Company on April 1, 2014. The amount reported above represents the number of shares owned by Mr. Patterson as of February 17, 2014. As of April 1, 2014, Mr. Patterson owns 541,924 Class A Shares which includes an aggregate of 324,574 options that may be exercised under the CapStone NSO Plan and the CapStone Bank 2006 Incentive Stock Option Plan, which was assumed by the Company on April 1, 2014 (the “CapStone ISO Plan”).

(13)	With respect to Mr. Ridgill, the amount includes 63,529 options that may be exercised within 60 days under the FNB Omnibus Plan.

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(14)	With respect to Dr. Rittling, the amount includes 2,900 shares held by Dr. Rittling’s husband.

(15)	With respect to Mr. Teague, the amount includes (a) 26,750 options that may be exercised under the FNB Omnibus Plan; (b) 835 shares held by Mr. Teague’s wife; and (c) 333 shares held by Mr. Teague’s daughter.

(16)	Mr. Urquhart was appointed as a director of the Company on April 1, 2014. The amount reported above represents the number of shares owned by Mr. Urquhart as February 17, 2014. As of April 1, Mr. Urquhart owns 41,630 Class A Shares which includes 14,630 options that may be exercised under the CapStone NSO Plan.

(17)	Mr. Watts passed away on June 3, 2013. As such, the amount reported above represents the number of shares owned by Mr. Watts as of that date, including (a) 639 shares held by Mr. Watts as custodian for Mr. Watts’s daughter; and (b) 68 shares held by Mr. Watts as custodian for Mr. Watts’s son.

(18)	With respect to Mr. Wright, the amount includes 26,750 options that may be exercised under the FNB Omnibus Plan.

(19)	With respect to Mr. Young, the amount includes 1,250 options that may be exercised under the Comprehensive Benefit Plan.

(20) Includes 219,164 options that may be exercised by the directors and executive officers under all equity incentive plans as of February 17, 2014.

Security Ownership of Certain Beneficial Owners

The Exchange Act requires that any person who acquires the beneficial ownership of more than 5% of our Class A Common Stock notify the SEC and us. Set forth below is certain information, as of February 17, 2014, regarding all persons or “groups,” as defined in the Exchange Act, who held of record or who are known to us to own beneficially more than 5% of our Class A shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class(1)

Endicott Opportunity Partners III, L.P.	2,504,500	(2)	9.90%
360 Madison Avenue, 21st Floor
New York, NY 10017

Wellington Management Company, LLP	2,012, 437	(3)	7.95%
280 Congress Street
Boston, MA 02210

BlackRock, Inc.	1,321,165	(4)	5.22%
40 East 52nd Street
New York, NY 10022

(1)	Based upon a total of 25,303,820 Class A shares outstanding as February 17, 2014.
(2)	Based on a Schedule 13D filed by The Endicott Group on March 4, 2013.
(3)	Based on a Schedule 13G/A filed by Wellington Management Company, LLP on February 14, 2014.
(4)	Based on a Schedule 13G filed by BlackRock, Inc. on January 30, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the executive officers and directors of the Company and persons who beneficially own more than 10% of the outstanding shares of our Class A shares to file with the SEC reports disclosing their initial ownership of Class A shares, as well as subsequent reports disclosing changes in such ownership. To our knowledge, based solely on a review of copies of such reports furnished to us and written representations from executive officers and directors, we believe that during the fiscal year ended December 31, 2013, all of our executive officers and directors complied with all applicable Section 16(a) filing requirements, with the exception of C. Arnold Britt. During the fiscal year ended December 31, 2013, Mr. Britt did not timely file five Form 4s in relation to six transactions where he disposed of Class A Shares.

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Executive Officers of the Company

Our executive officers are (ages as of February 17, 2014):

Pressley A. Ridgill (age 61). Mr. Ridgill is the President and Chief Executive Officer (“CEO”) and a director of the Company and the Bank. Prior to being named the CEO of the Company, Mr. Ridgill served as the President and a director of the Company and the President, CEO and a director of the Bank from July 31, 2007 until June 30, 2008. He previously was the President, CEO and a director of FNB and its subsidiary bank, FNB Southeast. He joined FNB in November 2000 as the Chief Operating Officer, was elected President in November 2005 and CEO in February 2006. FNB merged into the Company in 2007.

Ramsey K. Hamadi (age 44). Mr. Hamadi is a Senior Executive Vice President and the Chief Financial Officer (“CFO”) of the Company and the Bank. Mr. Hamadi joined the Company and the Bank on March 25, 2009. Mr. Hamadi served as the CFO of Pulaski Financial Corp. from July 2001 to March 2009 and as the Controller of Pulaski Financial Corp from June 2000 to July 2001. Prior to joining Pulaski Financial Corp., he served as a Bank Examiner for the Federal Reserve Bank of St. Louis.

David P. Barksdale (age 50). Mr. Barksdale is a Senior Executive Vice President and the Chief Strategy Officer of the Bank. He previously served as a Senior Executive Vice President and Chief Banking Officer from August 2008 until March 2013. Prior to this, Mr. Barksdale served as an Executive Vice President and Regional President over the Western Triad region of the Bank from August 2007 to August 2008, a Senior Vice President and Chief Credit Officer of the Bank from July 2006 to August 2007 and a Senior Vice President and Area Executive for Forsyth and Stokes Counties from August 2004 to July 2006. Prior to joining the Bank, he worked for Wake Forest University as the Director of Annual Support and the College Fund.

Spence H. Broadhurst (age 54).  Mr. Broadhurst is a Senior Executive Vice President and Chief Banking Officer of the Bank.  Mr. Broadhurst previously served as Executive Vice President and Special Projects Manager from December 2011 to March 2013.  Prior to joining the Bank, Mr. Broadhurst held several leadership positions with SunTrust Bank (formerly Central Carolina Bank) including Commercial Real Estate Line for Business Manager for North and South Carolina and Regional President for the Triad Region.

William W. Budd, Jr. (age 51). Mr. Budd is a Senior Executive Vice President and the Chief Credit Officer of the Bank. Mr. Budd was an Executive Vice President and the Chief Credit Officer of FNB Southeast from January 2007 until FNB’s merger into the Company. Mr. Budd previously was with SunTrust Bank (formerly Central Carolina Bank) where he held various roles including Commercial Banking Manager, Regional Senior Credit Officer and Group Line of Business Manager for Commercial Real Estate Finance for North and South Carolina.

Robin S. Hager (age 51). Ms. Hager is a Senior Executive Vice President and the Chief Administrative Officer of the Bank. Ms. Hager was the head of Retail Bank Administration of FNB Southeast until FNB’s merger into the Company. Prior to joining FNB, Ms. Hager worked for eight years at SouthTrust Bank in various roles including Operations Manager, Sales Manager and Retail Bank Administration.

How Often Did our Board Meet During 2013?

The Board held 15 meetings in 2013. Each director attended at least 75% of the aggregate Board meetings held and of the total number of meetings held by all committees of the Board on which such director served. Our Corporate Governance Guidelines (“Governance Guidelines”) require that, in the absence of an unavoidable conflict, all directors are expected to attend the Annual Meeting. At the 2013 Annual Meeting of Shareholders held on May 15, 2013, each member of the then current Board was in attendance except for J. David Branch, C. Arnold Britt, Donald P. Johnson and Julius S. Young, Jr.

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How can you communicate with the Board?

We do not have formal procedures for shareholder communication with our Board. In general, our directors and officers are easily accessible by telephone, postal mail or e-mail. Any matter intended for the Board or any individual director can be directed to Pressley A. Ridgill, our President and CEO, at our principal executive offices located at 1501 Highwoods Boulevard, Suite 400, Greensboro, North Carolina 27410. You also may direct correspondence to the Board or any of its members in care of the Company at the foregoing address. Your communication will be forwarded to the intended recipient unopened.

Participation in the Troubled Asset Relief Program/Capital Purchase Program (“TARP/CPP”)

On December 12, 2008, we entered into a Letter Agreement with the United States Department of the Treasury (“Treasury”) pursuant to which we sold, for an aggregate purchase price of $52,372,000, (i) 52,372 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”) and (ii) a warrant to purchase, at an exercise price of $3.06 per share, 2,567,255 of our Class A shares (“Warrant”). On April 18, 2013, the Treasury held an auction to sell all of its investment in the Company’s Series A Preferred Stock. The sale was settled on April, 29, 2013. As a consequence, the Company is no longer subject to many of the rules and regulations that were established in connection with the TARP/CPP. On May 15, 2013, the Company completed its repurchase of the Warrant for its fair market value of $7,779,000. Following the Company’s repurchase of the Warrant, the Treasury had no equity or other ownership interest in the Company. On June 3, 2013, the Company redeemed 37,372 of the Company’s 52,372 outstanding shares of Series A Preferred Stock at the liquidation price of $1,000 per share for a total of $37,372,000 plus $93,430 of accrued and unpaid dividends.

Certain Relationships and Related Transactions

Certain directors, nominees for director and executive officers of the Company, companies with which directors, nominees for director and executive officers are associated, and/or the immediate family members of directors, nominees for director and executive officers of the Company are customers of the Bank and as such may from time to time borrow funds from the Bank within prescribed limitations, including those imposed by Section 402 of the Sarbanes-Oxley Act of 2002. Any such loans and commitments are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to the Company or the Bank, and do not involve more than the normal risk of collectability or present to the Bank other unfavorable features. See “Board Committees — Compensation Committee Interlocks and Insider Participation.”

Code of Business Conduct and Ethics

We have had a written ethics code for many years. The Board conducts an annual review of the “Code of Business Conduct and Ethics” which applies to all directors, executives, officers and employees of the Company and its subsidiaries (the “General Code”), and the “Code of Business Conduct and Ethics for the CEO and Senior Financial Officers” which applies to our President and CEO and to our senior financial officers including the CFO and our Chief Accounting Officer (the “Officer Code”). The General Code outlines many standards, including those related to addressing compliance with laws, regulations, policies and procedures; conflicts of interest; confidentiality; accuracy of financial statements and other records; and procedures for reporting violations of the General Code or any illegal or unethical business or workplace conduct. The Officer Code imposes additional standards on our CEO and our senior financial officers concerning our accounting and financial reporting. Generally, the Officer Code requires those individuals to bring to the attention of the CEO and the CFO, and in certain circumstances, the Audit Committee, any material information which comes to their attention that (1) affects disclosures made by the Company in our public filings; (2) demonstrates significant deficiencies in our internal controls; (3) concerns fraud or a violation of the General Code by management or employees with a significant role in financial reporting, disclosure or internal controls; or (4) involves a material violation of law, including securities laws. Under the Officer Code, the Board, or its designee, determines the appropriate actions to be taken in the event the Officer Code or the General Code is violated by the President and CEO or the senior financial officers, which actions may include termination of employment. Copies of the General Code and the Officer Code are available on our website, www.newbridgebank.com, under the heading Investor Relations.

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The General Code and the Officer Code outline appropriate behavior for all employees. A “Whistleblower” provision is incorporated in the General Code and provides a mechanism for employees to anonymously report malfeasance, fraud, financial reporting abuses, etc. Employees are required to provide annual certifications stating their understanding of and compliance with the General Code. We also have an Excessive and Luxury Expenditures Policy (the “Luxury Policy”) setting forth the Company’s policy that expenditures on entertainment or events, office and facility renovations, aviation or other transportation services, and other similar items, activities or events are prohibited to the extent that such expenditures are not reasonable for employee or director development, reasonable performance incentives or other similar measures conducted in the normal course of business. A copy of the Luxury Policy is available on our website, www.newbridgebank.com, under the heading Investor Relations.

Board Leadership Structure and Risk Oversight

The ultimate authority to oversee the business of the Company rests with the Board. Currently, the Board is led by an independent Chairman, and in his or her absence, an independent Vice Chairman. The role of the Board is to effectively govern the affairs of the Company for the benefit of its shareholders and, to the extent appropriate under North Carolina corporate law, other constituencies including employees, customers, suppliers and the communities in which it does business. The Board appoints the Company’s officers, who have responsibility for management of the Company’s operations. The Bank’s officers, other than the CEO, are appointed by the CEO. The CEO notifies the Bank’s Board of such appointments.

It is our Chairman’s responsibility to lead the Board. Our CEO is responsible for leading our management team and the Company’s employees and operating the Company. We believe it beneficial to have an independent Chairman whose sole responsibility as a director is board leadership.

In making the decision to appoint an independent Chairman, the Board considered the time demands on our CEO, particularly in the current economic environment. By having another director serve as Chairman, our CEO is able to focus all of his energy on managing our operations. By clearly delineating the role of the office of the Chairman, we believe we have limited any unnecessary duplication of effort between the CEO and the Chairman. We believe this governance structure results in strong, independent leadership of our Board.

The Board currently consists of 15 independent members and two non-independent member, Mr. Ridgill and Mr. Patterson. A number of our independent directors are currently serving or have served as members of senior management or as directors of other companies. We have three Board committees comprised solely of independent directors, each with a different independent director serving as chairman of the committee. We believe that the number of independent, experienced directors that make up our Board, along with the independent leadership of the Board by the non-executive Chairman, benefits our Company and our shareholders.

The Company manages risk through a series of fluid and dynamic mechanisms. The “tone” is established at the top with the Board overseeing the general risk management strategy and ensuring risks undertaken are consistent with the Board’s established risk tolerance. Management is responsible for the day-to-day risk management processes. Risk assessment reports are provided to the Board by management on a regular and timely basis.

The Board has established committees in order to effectively divide risk monitoring responsibilities and capabilities. The Committees include: Audit, Compensation, Executive, Governance and Strategic Initiatives Committees. The Audit Committee, charged by the Board with the primary oversight responsibility for risk management, also oversees the integrity of financial reporting, compliance with laws and regulations, and the structure of internal control. The Compensation Committee provides oversight of executive compensation as well as other compensation programs for associates and bank officers. The Governance Committee assists in the establishment of principles for the Company and provides leadership on corporate governance matters. The Strategic Initiatives Committee studies and makes recommendations to the Board on matters related to setting the overall strategic direction for the preparation by the Company’s management of formal multi-year business plans. The Executive Committee may exercise, during intervals between meetings of the Board, all the powers and authority of the Board in directing the management of the business and affairs of the Company, except as otherwise provided in the Bylaws of the Company or by North Carolina law. In addition, the Bank Board has established the Credit Management Committee and the Trust Committee. The Credit Management Committee monitors credit risk and the Trust Committee monitors the Bank’s fiduciary responsibilities as it relates to the Wealth Management Department.

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In the day-to-day management of risk, management has established and implemented appropriate policies, procedures and risk assessment tools, and a defined organization and reporting structure. With respect to the organization and reporting structure, a hierarchy has been created which divides responsibility along four main lines of business and further divides responsibilities efficiently and effectively into specific processes. The structure is further enhanced by providing the internal audit and loan review functions independent functional reporting responsibilities to their respective Board committees. Risk assessments have been created to properly identify and monitor risk for the Company either at an entity level or within specific lines of business as appropriate.

Management has established internal management committees comprised of senior officers of the Bank to provide effective oversight at the management level. The committees include the Risk Management Committee, the Watch Loan Committee, Asset Liability Committee (ALCO), the Project and Products Steering Committee (which also serves as the Information Technology Steering Committee), the Branch Steering Committee, the Deposit Pricing Committee, the Loan Pricing Committee, and the Compliance & CRA Committee. With respect to established risk tolerances, the Watch Loan Committee monitors all potential problem loans, the ALCO Committee monitors interest rate and liquidity risk and the Compliance & CRA Committee monitors regulatory risk.

The Board believes that the foundation for risk management is well-established and understood throughout the Company from the Board level down throughout the organization.

Diversity of the Board

The Governance Committee does not maintain a formal diversity policy with respect to the identification of nominees to the Board. Diversity is just one of many factors considered by the Governance Committee in recommending director nominees each year. These factors are summarized in the Governance Guidelines available on our website, www.newbridgebank.com, under the heading Investor Relations, and they are considered by the full Board prior to the nominees being approved. We define diversity broadly to include differences in race, gender, ethnicity, age, viewpoint, professional experience, educational background, skills, geographic mix within the marketplace, and other personal attributes that can foster heterogeneity in order to encourage and maintain board effectiveness. We believe that we have a broadly diverse board, benefiting our shareholders.

Related Party Matters.

The Audit Committee is charged with reviewing and approving all related party transactions of the Company or the Bank and its directors, executive officers or employees thereof, other than transactions subject to Federal Reserve Regulation O. All material facts of the transactions and the employee’s or the director’s interest are discussed by all disinterested directors and a decision made about whether the transaction is fair to the Company and the Bank. A majority vote of all disinterested directors is required to approve the transaction. The Credit Management Committee routinely considers extensions of credit, direct and indirect, by the Bank to any executive officer or director, or any such person’s affiliates or immediate family members pursuant to Regulation O. Lines of credit to such persons are reviewed at least every 14 months. Extensions are compared against market terms for similar transactions. The Board believes that all related party transactions with officers and directors are on terms comparable to those which would have been reached with unaffiliated parties at the time such transactions were made.

As a condition to consummating the Merger, the Bank entered into a release agreement with Michael S. Patterson, a director of the Company and the Bank, pursuant to which Mr. Patterson voluntarily terminated his rights under his change in control agreement with CapStone (the “Patterson Release Agreement”). In connection with the Patterson Release Agreement, the Bank paid Mr. Patterson approximately $429,000. In addition, effective upon the consummation of the Merger, the Bank entered into an independent contractor agreement with Mr. Patterson (the “Patterson Contractor Agreement”). The Patterson Contractor Agreement provides for a term of five years beginning upon the consummation of the Merger at an annual fee equal to $150,000.

Board Committees

The Board has five standing committees: Audit, Compensation, Governance, Executive and Strategic Initiatives Committees. The Board of Directors of the Bank has two standing committees, the Credit Management and Trust Committees, on which Board members serve in their capacity as directors of the Bank.

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Audit and Risk Management Committee.   We have a standing Audit Committee established in accordance with the Exchange Act. The current members of the Audit Committee are Kenan C. Wright (Chairman), Barry Z. Dodson, C. Arnold Britt, and Alex A. Diffey, Jr. The Audit Committee held six meetings in 2013. Each of the members of the Audit Committee is “independent” as determined by the Board under the applicable rules and listing standards of the Nasdaq GS, Section 10A(m) of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. In addition, the Board has determined that Mr. Dodson is an “audit committee financial expert” within the meaning of applicable SEC regulations.

The Audit Committee’s primary responsibilities are to assist the Board in overseeing the accounting and financial reporting processes and the audits of our financial statements, including oversight of (1) the integrity of our financial reports and other financial information; (2) compliance with legal and regulatory requirements; (3) our systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; (4) the structure, staffing and performance of our internal audit function; (5) the independence and performance of our independent registered public accounting firm engaged to audit and review our financial statements; and (6) our auditing, accounting and financial reporting processes generally. In addition, the Audit Committee is responsible for overseeing management in establishing, implementing and operating a risk management system as well as reviewing and approving all related party transactions of the Company and the Bank and its directors, executive officers or employees thereof, other than transactions subject to Federal Reserve Regulation O. The Audit Committee has also been appointed as our Qualified Legal Compliance Committee within the meaning of the SEC’s rules and regulations. As such, the Audit Committee is responsible for handling any reports of evidence of a material violation of the securities laws and conducting any investigation thereof that it deems appropriate. Further, the Audit Committee has been appointed to oversee treatment of, and any necessary investigation concerning, any employee complaints or concerns regarding our accounting and auditing matters.

On November 20, 2013, we conducted our annual review and approval of the Employee Complaint procedures for Accounting and Auditing Matters, which encourages any employee with such complaints or concerns to report them, anonymously if they desire, to the Chairman of the Audit Committee for investigation and appropriate corrective action, if necessary.

On March 4, 2014, the Audit Committee reviewed its Amended and Restated Charter and determined that it was discharging its duties set forth therein. The Board re-approved the Amended and Restated Charter on March 19, 2014. A copy of the Amended and Restated Charter is available on our website, www.newbridgebank.com, under the heading Investor Relations.

Audit Committee Report.   The Audit Committee has reviewed and discussed our audited consolidated financial statements with management and has discussed with Dixon Hughes Goodman LLP, our independent registered public accounting firm for the years ended December 31, 2013 and 2012, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committee, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the Audit Committee has received the written disclosures and the letter from Dixon Hughes Goodman LLP prescribed by applicable requirements of the PCAOB regarding Dixon Hughes Goodman LLP’s communications with the Audit Committee concerning independence, and has discussed with Dixon Hughes Goodman LLP its independence in providing audit services to us. Based upon these reviews and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

Audit Committee

Kenan C. Wright, Chairman

Barry Z. Dodson

C. Arnold Britt

Alex A. Diffey, Jr.

Governance Committee.   The Governance Committee held four meetings in 2013. The current members of the Governance Committee are Mary E. Rittling (Chairman), J. David Branch, Robert C. Clark and Joseph H. Kinnarney. Each member of the Governance Committee is “independent” as determined by the Board under the rules and listing standards of the Nasdaq GS. The primary responsibilities of the Governance Committee are to (1) identify and recommend qualified individuals to the Board for nomination as members of the Board and its committees; (2) recommend to the Board the slate of director nominees to be elected by our shareholders; (3) recommend directors to be elected by the Board to fill any vacancies on the Board; (4) periodically evaluate the Governance Guidelines, (5) lead the Board in shaping our corporate governance; and (6) oversee the evaluation of the Board and its committees.

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The Governance Guidelines comply with certain corporate governance rules of The National Association of Securities Dealers, Inc. and are applicable to companies whose stock is listed for trading on the Nasdaq GS. The Governance Guidelines contain various provisions related to the functions of the Board, including: (1) the composition and size of the Board; (2) meeting attendance, meeting preparation requirements and other responsibilities of directors; (3) the composition of Board committees; (4) the role of the Board with respect to management; (5) director orientation and continuing professional development; (6) periodic evaluations of corporate guidelines; and (7) annual self-evaluations with the Governance Committee to determine whether the Board and its committees are functioning effectively and in compliance with the Governance Guidelines. The Governance Guidelines also set forth our retirement policy, which currently provides that no director may stand for election to the Board after his or her 70th birthday except in unusual circumstances approved by the Board. The Governance Committee is responsible for conducting periodic reviews of succession planning for executive officers. The Governance Committee reviewed the Governance Guidelines during 2013 and the Board approved the Governance Guidelines on October 23, 2013 approving certain minor changes made by the Governance Committee. A copy of the Governance Guidelines is available on our website, www.newbridgebank.com, under the heading Investor Relations.

The Governance Committee has a written Charter. The Governance Committee reviewed its Charter in 2013. The Governance Committee determined that it was discharging its duties as set forth in the charter and recommended to the Board approval of the Charter. The Board re-approved the Charter on October 23, 2013. A copy of the Charter is available on our website, www.newbridgebank.com, under the heading Investor Relations.

Selection of Nominees for the Board. The Governance Committee generally identifies new director candidates through its network of contacts, but may also engage a professional search firm (though to date no such an engagement has been made). The Board has established a specific set of minimum qualifications or skills that must be met by any individual member of or nominee to the Board:

•	the highest ethics, integrity and values;

•	an outstanding personal and professional reputation;

•	professional experience and personal expertise that add value to the work of the Board as a whole;

•	the ability to exercise independent business judgment;

•	freedom from conflicts of interest;

•	demonstrated leadership skills; and

•	the willingness and ability to devote the time necessary to perform the duties and responsibilities of a director.

The Governance Committee will meet to discuss and consider each potential candidate’s qualifications (including whether the candidate is “independent” under applicable rules and listing standards) and considering the candidate’s qualifications in light of the needs of the Board and the Company at that time given the then current mix of director attributes. The Governance Committee then chooses each candidate to be recommended to the Board for approval as a nominee. In the case of an incumbent director, all have one year terms. The Governance Committee generally reviews such director’s overall service to the Company, including the number of meetings attended, level of participation and quality of performance.

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The Governance Committee’s policy regarding consideration of candidates recommended by shareholders is set forth in the Company’s Bylaws. If a shareholder desires to recommend a nominee, the shareholder must send a notice to the Secretary of the Company setting forth the following information: (1) the nominee’s name, age, business address, residence address (if known), social security number (if known) and telephone number, (2) the nominee’s principal occupation or employment, (3) the nominee’s qualifications to serve as director, (4) an executed written consent of the nominee to serve as a director of the Company if so elected, (5) the number of Class A shares beneficially owned by each such nominee, (6) the name and record address of the shareholder making the nomination, (7) the class, series, and number of the Company’s shares that are owned of record or beneficially by the nominated shareholder making the nomination, (8) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the nominee, (9) a description of all arrangements or understandings between the shareholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the shareholder, and (10) any material interest of the shareholder in the proposed nomination. The Secretary will deliver all such notices to the Governance Committee for review and consideration in accordance with the minimum qualifications described above. The Governance Committee will make a recommendation as to whether such candidate should be nominated for election as a director.

Compensation Committee.   The Compensation Committee held five meetings in 2013. The current members of the Compensation Committee are G. Alfred Webster (Chairman), J. David Branch, Kenan C. Wright and Julius S. Young, Jr. Each member of the Compensation Committee is “independent” as determined by the Board under the rules and listing standards of the Nasdaq GS. Additionally, each member qualifies as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The primary responsibilities of the Compensation Committee are to assist the Board in (1) determining appropriate compensation levels for our President and CEO and members of the Board; (2) evaluating officer and Board compensation plans, policies and programs; (3) reviewing benefit plans for officers and employees; and (4) producing an annual report on executive compensation for inclusion in our proxy statement.

The Compensation Committee may delegate to the CEO the authority to determine base salaries for all executive officers and employees of the Company and the Bank, other than the CEO. Based on the authority granted by the Compensation Committee, Mr. Ridgill, our CEO, sets the base salaries of those executive officers who report directly to him, namely Mr. Hamadi, Mr. Barksdale, Mr. Broadhurst, Mr. Budd and Ms. Hager. In turn, these executive officers are responsible for setting the base salaries of those officers who report directly to them. Mr. Ridgill does not participate in the Compensation Committee’s discussion or decisions regarding his own compensation. During 2013, neither the Company’s management nor its Board of Directors engaged a compensation consultant.

The Compensation Committee administers outstanding equity compensation awards under the following plans: (1) the 1994 Director Stock Option Plan (the “Director Option Plan”); (2)  the 1996 Omnibus Stock Incentive Plan (the “1996 Omnibus Plan”); (3) the FNB Omnibus Equity Compensation Plan (the “FNB Omnibus Plan”); (4) the FNB Long Term Stock Incentive Plan (the “FNB Incentive Plan”); (5) the CapStone NSO Plan; (6) the CapStone ISO Plan; (7) the Patriot State Bank 2007 Incentive Stock Option Plan; and (8) the Patriot State Bank 2007 Nonstatutory Stock Option Plan. The Compensation Committee also administers the NewBridge Bancorp Comprehensive Equity Compensation Plan for Directors and Employees (the “Comprehensive Benefit Plan”), which was approved by our shareholders at the 2004 Annual Meeting of Shareholders. When the shareholders approved the Comprehensive Benefit Plan, the Director Option Plan, the 1996 Omnibus Plan and the FNB Omnibus Plan were terminated (except with respect to outstanding awards). The FNB Incentive Plan and the Comprehensive Benefit Plan are now the only plans under which the Compensation Committee may award new grants of stock options, stock appreciation rights, restricted stock and other equity-based awards to directors and employees. The Compensation Committee selects participants for the FNB Incentive Plan and the Comprehensive Benefit Plan and determines (subject to the terms of the respective plan) the type, timing, pricing, vesting and amount of awards to be granted under those plans.

On January 15, 2014, the Compensation Committee reviewed its written Charter. The Compensation Committee determined that it was discharging its duties as set forth in the Charter and recommended to the Board approval of the Charter. The Board re-approved the Charter on January 22, 2014. A copy of the Compensation Committee Charter is available on our website, www.newbridgebank.com, under the heading Investor Relations.

Compensation Committee Interlocks and Insider Participation.   No current member of the Compensation Committee is or has been an employee of the Company or any of our subsidiaries. None of our executive officers serve on the compensation committee or as a director of another entity of which an officer or director of such other entity serves on our Compensation Committee.

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Compensation Committee Report.   The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis in this Proxy Statement with management and has recommended that it be included in this Proxy Statement and our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2013.

Compensation Committee

G. Alfred Webster, Chairman

J. David Branch

Kenan C. Wright

Julius S. Young, Jr.

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis provides information with respect to the compensation paid during the year ended December 31, 2013 to our CEO, Pressley A. Ridgill, our CFO, Ramsey K. Hamadi, and David P. Barksdale, Spence H. Broadhurst, William W. Budd, Jr. and Robin S. Hager (together, the “named executive officers”).

Compensation Committee Processes and Procedures. The Compensation Committee of the Board (the “Committee”) makes decisions regarding the overall compensation packages of our named executive officers. It also has strategic and administrative responsibility for a broad range of compensation issues. It seeks to ensure that we compensate key management employees effectively and in a manner consistent with the Committee’s stated compensation strategy and relevant requirements of various regulatory entities. A part of these responsibilities is overseeing the administration of executive compensation and employee benefit plans, including the design, selection of participants, establishment of performance measures, and evaluation of awards pursuant to our annual and long-term incentive programs.

Executive Compensation Philosophy. Our executive compensation program has been designed as an active management tool that directs and rewards specific results. The primary objective of the program is to reinforce the strategic goals that management and the Board have developed by directly aligning specific, targeted levels of performance with specific levels of compensation. The impact of performance on pay is intended to be clear, direct and easy to understand.

The executive compensation program is founded upon the idea that a strong, performance-oriented compensation program, which is generally consistent with the practices of our peers, is a key ingredient in becoming a leading performer among financial institutions of similar size, and is, therefore, in the best interests of shareholders. We also believe that a performance-based compensation program is vital to attracting and retaining highly talented and motivated executives to lead the Company.

Overview of the Compensation Program.   Except as otherwise discussed in this section, our executive compensation program consists of the following elements: base salary; cash bonuses; grants of stock awards under the Comprehensive Benefit Plan or the the FNB Incentive Plan; matching contributions under the 401(k) Plan; retirement benefits under the NewBridge Bank Employees’ Pension Plan (the “Pension Plan”), the FNB Benefit Equivalency Plan (a supplemental executive retirement plan referred to herein as the “Benefit Equivalency Plan”), and the NewBridge Bancorp Non-Qualified Deferred Compensation Plan for Directors and Senior Management (the “Deferred Compensation Plan”); employment agreements; universal life insurance benefits; and group life, health and other insurance benefits. The above elements of each named executive officer’s compensation are not inter-related. For example, if vesting standards on restricted stock awards are not achieved, the executive’s base salary is not increased to make up the difference. Similarly, the value of previously granted options is not considered by the Committee in recommending the other elements of the compensation package. The Committee has exclusive discretion and authority to grant stock awards under the Comprehensive Benefit Plan and the FNB Incentive Plan to the named executive officers. The Committee recommends to the Board and the Bank Board the total compensation to be paid to our CEO, Mr. Ridgill. He in turn determines the base salaries of and makes recommendations for other compensation awarded by the Committee for Mr. Hamadi, Mr. Barksdale, Mr. Broadhurst, Mr. Budd and Ms. Hager.  The Committee also considers the results of the shareholders’ non-binding vote on executive compensation. Last year the Company’s executive compensation as described in the 2013 Proxy Statement received approximately a 97% approval rating from the shareholders.

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Our executive compensation program is designed to enable us to attract, retain and reward qualified executive officers. The Committee intends to keep compensation levels competitive with the compensation provided by financial institutions of comparable size (based on total assets). The Committee’s strategy is to maintain a structure within the executive compensation program that strengthens the links among executive compensation, our performance, individual performance of the executive officers and shareholder interests.

Elements of Compensation. Except as otherwise described below, the following discussion describes the elements of our executive compensation program.

Base Salary.   Executive officers receive a base salary for their services to the Bank. The base salaries for Mr. Hamadi, Mr. Barksdale, Mr. Broadhurst, Mr. Budd and Ms. Hager are determined by Mr. Ridgill. The base salary for Mr. Ridgill is determined by the Committee. Although there is no predetermined level at which the Committee or Mr. Ridgill target salaries, increases are based on an evaluation of the previous year’s performance of the executive, the relative strategic importance of the position, market and general economic conditions and a review of base salaries earned by executive officers within the Company’s peer group. The Committee and Mr. Ridgill utilize surveys of executive compensation of executive officers serving comparable financial institutions and information provided by compensation consultants in formulating their decisions. In determining base salaries, neither the Committee nor Mr. Ridgill establish performance thresholds or other measures that directly relate base salaries to operating performance.

Long-Term Incentive Awards.   Under the Comprehensive Benefit Plan and/or the FNB Incentive Plan, the Committee has the flexibility to grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, and deferred stock. Under the Comprehensive Benefit Plan, the Committee may make any other kind of stock-based award it finds to be consistent with the purpose of that Plan. Prior to 2009, the Committee traditionally granted stock options to executive officers as a long-term incentive to align the executive officer’s interests with those of our shareholders and to encourage significant stock ownership. Each option allows the recipient to purchase our Class A shares at a price equal to the fair market value of those shares on the date of grant. The Committee granted options to key employees who, in the judgment of the Committee, were in a position to materially affect our overall success and the success of the Bank by reason of the nature and extent of their duties. In deciding upon the option grants to an executive officer, the Committee considered a number of factors, including our operating performance, the executive officer’s prior contributions and potential to contribute in the future, and practices of other financial institutions of similar size with respect to granting options, although none of these factors was individually determinative.

The Committee has determined that the use of restricted stock awards is the best tool to enhance the relationship between the award of long-term incentive compensation by the Bank’s senior management and the financial performance of the Company both each year and over a multi-year period. The Committee also believes that the increased use of restricted stock awards utilizing multi-year performance periods more closely aligns the Company with bank holding companies of comparable size.

During 2011, each of Mr. Hamadi, Mr. Barksdale, Mr. Budd and Ms. Hager received 8,737 restricted stock units, and Mr. Ridgill received 22,277 restricted stock units, each unit being comprised of the right to receive one Class A share. Mr. Broadhurst did not receive an award of restricted stock units in 2011. So long as the officer remains employed by the Company at the time of vesting, each of these awards of restricted stock units vests as follows: 50% of the restricted stock units vested on April 29, 2013, 25% of the restricted stock units vested on January 1, 2014 and 25% of the restricted stock units will vest on January 1, 2015. On April 29, 2013, pursuant to the rules and regulations imposed on TARP/CPP participants, Mr. Ridgill, Mr. Hamadi and Mr. Barksdale were required to forfeit twenty-five percent (25%) or 5,570, 2,184 and 2,184, respectively, of the restricted stock units granted to them in 2011.  All unvested restricted stock units shall become vested and nonforfeitable upon a change in control as set forth in the Comprehensive Benefit Plan.

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During 2012, each of Mr. Hamadi, Mr. Barksdale, Mr. Budd and Ms. Hager received 11,568 restricted stock units, Mr. Broadhurst received 7,712 restricted stock units and Mr. Ridgill received 28,920 restricted stock units, each unit being comprised of the right to receive one Class A share. So long as the officer remains employed by the Company at the time of vesting, each of these awards of restricted stock units vests as follows: 50% of the restricted stock units are performance-based and vesting will be measured at the end of a three-year period (i.e. January 1, 2015) based upon the Company’s performance in the following four categories: non accrual loans, return on average assets, efficiency measurement and net interest margin, and 50% of the restricted stock units awarded will vest on January 1, 2016. On April 29, 2013, pursuant to the rules and regulations imposed on TARP/CPP participants, Mr. Ridgill, Mr. Hamadi, Mr. Barksdale, Mr. Budd and Ms. Hager were required to forfeit twenty-five percent (25%) or 7,230, 2,892, 2,892, 2,892 and 2,892, respectively, of the restricted stock units granted to them in 2012. Mr. Broadhurst was not required to forfeit any restricted stock units previously granted to him. All unvested restricted stock units shall become vested and nonforfeitable upon a change in control as set forth in the Comprehensive Benefit Plan.

In January 2013, Mr. Ridgill received 27,843 restricted stock units, Mr. Hamadi received 10,680 restricted stock units, Mr. Barksdale, Mr. Budd, and Ms. Hager received 9,240 restricted stock units, and Mr. Broadhurst received 6,078 restricted stock units, each unit being comprised of the right to one Class A share. So long as the officer remains employed by the Company at the time of vesting, each of these awards of restricted stock units vests as follows: 50% of the restricted stock units are performance-based and vesting will be measured at the end of a three-year period (i.e. January 1, 2016) based upon the Company’s performance in the following five categories: net charge offs, non performing assets, return on average assets, core efficiency measurement and asset growth and 50% of the restricted stock units awarded will vest on January 1, 2016. On April 29, 2013, pursuant to the rules and regulations imposed on TARP/CPP participants, Mr. Ridgill, Mr. Hamadi, Mr. Barksdale, Mr. Budd and Ms. Hager were required to forfeit twenty-five percent (25%) or 6,961, 2,670, 2,310, 2,310 and 2,310, respectively, of the restricted stock units granted to them in January 2013. Mr. Broadhurst was not required to forfeit any restricted stock units previously granted to him. All unvested restricted stock units shall become vested and nonforfeitable upon a change in control as set forth in the Comprehensive Benefit Plan.

In March 2013, Mr. Broadhurst received 2,390 restricted stock units, each unit being comprised of the right to one Class A Share. So long as Mr. Broadhurst remains employed by the Company at the time of vesting, this award of restricted stock units vests as follows: 50% of the restricted stock units are performance-based and vesting will be measured at the end of a three-year period (i.e. January 1, 2016) based upon the Company’s performance in the following five categories: net charge offs, non performing assets, return on average assets, core efficiency measurement and asset growth and 50% of the restricted stock units awarded will vest on January 1, 2016. All unvested restricted stock units shall become vested and nonforfeitable upon a change in control as set forth in the Comprehensive Benefit Plan.

In July 2013, Mr. Ridgill received 6,961 restricted stock units, Mr. Hamadi received 2,670 restricted stock units, and Mr. Barksdale, Mr. Budd, and Ms. Hager received 2,310 restricted stock units, each unit being comprised of the right to one Class A share. So long as the officer remains employed by the Company at the time of vesting, each of these awards will vest as follows: 50% of the restricted stock units are performance-based and vesting will be measured at the end of a three-year period (i.e. January 1, 2016) based upon the Company’s performance in the following five categories: net charge offs, non performing assets, return on average assets, core efficiency measurement and asset growth, and 50% of the restricted stock units awarded will vest on January 1, 2016.

In addition, in July 2013, Mr. Ridgill received an additional 7,320 restricted stock units, and Mr. Hamadi, Mr. Barksdale, Mr. Budd, and Ms. Hager each received an additional 2,892 restricted stock units, each unit being comprised of the right to one Class A share. So long as the officer remains employed by the Company at the time of vesting, each of these awards of restricted stock units vests as follows: 50% of the restricted stock units are performance-based and vesting will be measured at the end of a three-year period (i.e. January 1, 2015) based upon the Company’s performance in the following four categories: non accrual loans, return on average assets, efficiency measurement and net interest margin, and 50% of the restricted stock units awarded will vest on January 1, 2016.

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401(k) Plan.   The 401(k) Plan is a tax-qualified defined contribution plan designed to provide eligible employees of the Bank a vehicle for increasing their retirement savings. All Bank employees are eligible to participate in the 401(k) Plan after attaining the age of 18, and an employee is eligible to participate on the first day of the month following the employee’s hire date. New employees are eligible for matching contributions on the first day of the quarter following 90 days of service. All of the named executive officers participated in the 401(k) Plan on the same basis as all other eligible employees of the Bank. Each eligible employee of the Bank can elect to contribute on a pre-tax basis to the 401(k) Plan a minimum of 1% of his or her compensation, up to the maximum allowed by law. Employees are automatically enrolled at 3% of their compensation unless they opt out. The Bank matches an employee’s contribution at 100% of each eligible employee’s pre-tax contributions on the first 3% of contributions and 50% on the next 2% of contributions, with a maximum match of 4%. The matching contributions for the named executive officers were based on a formula contained in the terms of the 401(k) Plan and were not related the Company’s, the Bank’s or the individual officer’s performance for the year. The maximum match for highly compensated participants was $10,200 in 2013.

Pension Plan.   The Pension Plan is a tax-qualified defined benefit retirement plan that was designed to attract and reward employees for their service in a tax efficient manner. Prior to the merger between Lexington State Bank (“LSB”) and FNB in 2007 and the freezing of the Pension Plan (as discussed below), all employees of the Bank and certain affiliates accrued Pension Plan benefits after attaining the age of 21 and completing one qualifying year of service. Certain employees continue to accrue benefit amounts. Contributions to the Pension Plan are computed on an actuarial basis.

Normal Retirement Benefits under the Pension Plan are as follows:

•	For participants who were employed by the Bank prior to the merger of FNB into the Company in 2007 and (ii) participated in the Lexington State Bank Employees’ Pension Plan (the “LSB Pension Plan”), the normal retirement benefit at age 65 is an amount payable monthly for life equal to one-twelfth of the sum of (a) 0.9% of final average compensation multiplied by the years of credited service with the Bank and certain affiliates not to exceed 40 years, plus (b) 0.65% of final average compensation in excess of social security “covered compensation” multiplied by the years of credited service with the Bank and certain affiliates not to exceed 35 years. LSB participants who have at least 30 years of vesting service may receive an unreduced normal retirement benefit beginning at age 62.

•	For participants who were (i) employed by the Bank prior to the 2007 merger and (ii) participated in FNB Southeast Pension Plan (the “FNB Pension Plan”), the normal retirement benefit at age 65 is an amount payable monthly for life equal to one-twelfth of the sum of (a) 1.25% of final average compensation multiplied by the years of credited service with FNB and certain of its affiliates prior to 2007 plus (b) 1.0% of final average compensation multiplied by the years of credited service after 2006 with the Bank and certain affiliates, plus (c) 0.65% of final average compensation in excess of social security “covered compensation” multiplied by the years of credited service with the Bank and certain affiliates not to exceed 35 years.

•	For both groups, final average compensation is the average of the participant’s five highest consecutive calendar years of compensation paid during the ten calendar years preceding retirement. Compensation for any calendar year includes total salary, wages, bonuses and incentive compensation, but excludes fringe benefits, income attributable to the exercise of stock options or other forms of equity compensation, and amounts in excess of applicable limits imposed by the Internal Revenue Service (“IRS”).

Effective December 31, 2006, the LSB Pension Plan was frozen for all participants with less than 30 years of service. Effective July 15, 2007, the FNB Pension Plan was frozen for all participants other than those who were age 55 or older with at least ten years of service as of the freeze date. Effective December 31, 2008, the FNB Pension Plan was merged into the LSB Pension Plan and renamed the NewBridge Bank Employees’ Pension Plan, which is referred to in this Proxy Statement as the Pension Plan. See the Pension Plans discussion under “Employee Benefit Plans” in the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2013.

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Employment Agreements.  We have entered into an employment agreement with each of Mr. Ridgill, Mr. Hamadi, Mr. Barksdale, Mr. Broadhurst, Mr. Budd and Ms. Hager and with certain other employees of the Bank.

On September 4, 2012, the Company, the Bank and Mr. Ridgill entered into an Employment and Change of Control Agreement which became effective on January 1, 2013 (the “2013 Ridgill Agreement”). The 2013 Ridgill Agreement provides for a term of three years, ending on December 31, 2015 and a base salary of at least $464,063 per year, as increased from time to time thereafter. In addition, Mr. Ridgill is entitled to an annual automobile allowance of $15,000, and reimbursement of automobile operating expenses.

On March 2, 2012, Mr. Hamadi entered into an Employment and Change of Control Agreement with the Company and the Bank which became effective on March 30, 2012 (the “2012 Hamadi Agreement”). The 2012 Hamadi Agreement provides for a term of three years ending on March 29, 2015 and a base salary of at least $260,000 per year, as increased from time to time thereafter

On January 27, 2012, Mr. Barksdale entered into an Employment and Change of Control Agreement with the Company and the Bank (the “Barksdale 2012 Agreement”). The Barksdale 2012 Agreement provides for a term of three years ending on January 27, 2015 and a base salary of at least $225,000 per year, as increased from time to time thereafter.

On March 20, 2013, Mr. Broadhurst entered into an Employment and Change of Control Agreement with the Company and the Bank (the “Broadhurst 2013 Agreement”). The Broadhurst 2013 Agreement provides for a term of three years ending on March 20, 2016 and a base salary of at least $222,600 per year, as increased from time to time thereafter.

On March 5, 2010, the Company, the Bank and Mr. Budd entered into an Employment and Change of Control Agreement (the “2010 Budd Agreement”). The 2010 Budd Agreement provided for a term of three years, ending on March 5, 2013 and a base salary at the rate of at least $187,500 per year. On February 8, 2013, Mr. Budd entered into a new Employment and Change of Control Agreement with the Company and the Bank which became effective on March 5, 2013 and replaces the 2010 Budd Agreement (the “2013 Budd Agreement”). The 2013 Budd Agreement provides for a term of three years ending on March 4, 2016 and a base salary provides for a term of three years ending on July 31, 2016 and a base salary of at least $231,000 per year, as increased from time to time thereafter.

On August 2, 2010, the Company, the Bank and Ms. Hager entered into an Employment and Change of Control Agreement (the “2010 Hager Agreement”). The 2010 Hager Agreement provided for a term of three years, ending on July 31, 2013 and a base salary at the rate of at least $182,500 per year. On February 8, 2013, the Company, the Bank and Ms. Hager entered into a new Employment and Change of Control Agreement which became effective on August 1, 2013 and replaced the 2010 Hager Agreement (the “2013 Hager Agreement”). The 2013 Hager Employment Agreement provides for a term of three years ending on July 31, 2016 and a base salary of at least $231,000 per year, as increased from time to time.

Each of the Employment Agreements referenced above provide for a number of benefits also offered to senior management, including participation in various compensation plans, including, but not limited to, long-term incentive plans, stock option, stock grant and similar plans.

Pursuant to the Company’s participation in the TARP/CPP program, each named executive officer (other than Mr. Broadhurst who did not have an employment agreement with the Company and the Bank at the time the Company’s became a participant in the TARP/CPP Program) waived (i) any claim against the United States or the Company and the Bank, as their employer, to any changes to their compensation or benefits that are required to comply with the rules governing the TARP/CPP program at that time and (ii) any claim against the United States or the Company and the Bank, as their employer, to any changes to their compensation or benefits that are required to comply with the TARP Rules. For additional information on the Employment Agreements, see “Potential Payments upon Termination or Change in Control”.

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Benefit Equivalency Plan.  The Benefit Equivalency Plan is a non-qualified supplemental retirement benefit plan for certain executive officers. Any individual or group (class) of employees who is a member of senior management and has been deemed to be eligible to participate by the Board or the Committee may participate in the Benefit Equivalency Plan. The amount of annual retirement benefit payable according to the normal form of payment chosen is calculated as described in the footnotes to the Pension Benefits Table.

The Benefit Equivalency Plan of the Company was frozen in 2008 with the effect that no new participants are eligible to participate in the Plan, no additional service benefits may accrue under the Plan, and benefits already accrued under the Plan continue to be maintained in the Plan in accordance with its terms. Mr. Barksdale and Ms. Hager did not participate in the Benefit Equivalency Plan. Mr. Hamadi was not eligible to participate in the Benefit Equivalency Plan as he was not employed by the Company until 2009. Mr. Broadhurst was not eligible to participate in the Benefit Equivalency Plan as he was not employed by the Company until 2011. Mr. Ridgill and Mr. Budd were participants in the Benefit Equivalency Plan prior to the decision to freeze the Plan. Mr. Ridgill’s benefits in the Plan were vested at December 31, 2007. As such, his benefits continue to be payable under the provisions of the Plan. Mr. Budd’s benefits in the Plan were not vested as of December 31, 2007, and therefore, he does not have any benefits payable under the Plan. No service benefits were accrued during the fiscal year ended December 31, 2013.

Deferred Compensation Plan. The directors and Mr. Ridgill are entitled to participate in the Deferred Compensation Plan. This Plan permits directors to elect to defer all Board retainers and fees received by them and senior executive officers participants to elect to defer compensation received by them. Mr. Hamadi, Mr. Barksdale, Mr. Broadhurst, Mr. Budd and Ms. Hager are not participants in this Plan.

Under the Deferred Compensation Plan, the deferred compensation of a participant is paid to a trust and credited to an account for that participant. The participant may direct the trustee to invest deferred amounts, and earnings thereon, in specific mutual funds and/or Class A shares. The amount credited to a participant’s account generally is to be paid to that participant upon his or her death, disability or retirement, a change of control (as defined in the Deferred Compensation Plan) of the Company; or, upon the participant’s cessation of service with the Company (in which case the participant may receive the payment in a lump sum or over a number of previously elected years).

Clawback Policy. The Board has adopted a policy covering all current and future employee incentive plans, providing for the recovery or “clawback” by the Company of any bonus payment if the bonus payment was based on materially inaccurate financial statements (which includes but is not limited to, statements of earnings, revenues, or gains) or any other materially inaccurate performance metric criteria.

BOLI Policies. During 2011, the Committee approved the acquisition of an additional Bank Owned Life Insurance Policy that covers the lives of 12 participants, including Mr. Ridgill, Mr. Hamadi, Mr. Barksdale, Mr. Budd and Ms. Hager. Under this additional Policy, upon a death of a participant, such participant’s estate will receive certain death benefit proceeds from the Policy.

Other Benefits.   Executive officers are entitled to participate in fringe benefit plans offered to employees including health and dental insurance plans and life, accidental death and dismemberment and long-term disability plans. In addition, the Bank pays country club dues for Mr. Ridgill, Mr. Barksdale and Mr. Broadhurst.

Summary Compensation Table.  The following table shows, for the fiscal years indicated, the cash compensation we paid, as well as certain other compensation paid or accrued for those years, to our named executive officers for services in all capacities.

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SUMMARY COMPENSATION TABLE

						Change in
						Pension
					Non-Equity	Value and
					Incentive	Nonqualified
				Stock	Plan	Deferred	All Other
Name and Principal Position	Year	Salary($)	Bonus($)(2)	Awards($)(3)	Compensation($)	Compensation($)(4)	Compensation($)(5)	Total($)

Pressley A. Ridgill	2013	487,409	231,778	264,096	—	106,300	68,962	1,158,545
Chief Executive Officer and President	2012	456,445	—	112,499	—	67,246	55,765	691,995
	2011	442,436	—	114,727	—	30,904	59,952	648,019

Ramsey K. Hamadi	2013	279,833	88,958	102,346	—	—	10,564	481,701
Chief Financial Officer	2012	257,375	—	45,000	—	—	10,285	312,660
	2011	225,000	—	44,996	—	—	23,583	293,579

David P. Barksdale	2013	242,000	79,500	91,978	—	3,900	16,138	433,516
Chief Strategy Officer	2012	227,750	—	45,000	—	3,029	15,359	291,138
	2011	225,000	—	44,996	—	—	13,700	283,696

Spence H. Broadhurst	2013	221,838	55,460	44,515	—	—	13,114	334,927
Chief Banking Officer

William W. Budd, Jr.	2013	242,000	60,500	91,978	—	—	10,213	404,691
Chief Credit Officer	2012	227,750	—	45,000	—	—	9,516	282,266
	2011	225,000	—	44,996	—	—	9,000	278,996

Robin S. Hager	2013	242,000	60,500	91,978	—	2,600	10,291	407,369
Chief Administrative Officer	2012	227,750	—	45,000	—	1,971	9,611	284,332
	2011	225,000	—	44,996	—	—	9,055	279,051

(1)	Mr. Broadhurst did not become a named executive officer until March 20, 2013. As such, only his compensation for the year ending December 31, 2013 is shown above.
(2)	The amounts reported for Messrs. Ridgill, Hamadi and Barksdale include a bonus equal to $49,000, $19,000 and $19,000, respectively, for the successful negotiation and completion by the Company of the acquisition of Security Savings Bank. In addition, Messrs. Ridgill, Hamadi, Barksdale, Broadhurst, Budd and Ms. Hager were each awarded a cash bonus equal to $182,778, $69,958, $60,500, $55,460, $60,500 and $60,500, respectively, for meeting certain goals tied to the Company’s 2013 Profit Plan (the “Performance Bonus”). Seventy-five percent (75%) of the Performance Bonus was paid in January 2014, and the remaining twenty-five percent (25%) of the Performance Bonus will be paid at a later date as determined by the Compensation Committee.
(3)	The amounts reported represent the aggregate fair value of the restricted stock units granted to the respective recipient on the date of grant under Financial Accounting Standards Board ASC Topic 718 (“Topic 718”). The fair market value of each restricted stock unit granted to each name executive officer was $5.00, $5.91 and $8.80 on January 16, 2013, March 6, 2013 and July 24, 2013, respectively. The fair market value of each restricted stock unit granted to each named executive officer in 2012 was $3.89. The fair market value of each restricted stock unit granted to each named executive officer in 2011 was $5.15. The conditions underlying the restricted stock units granted in 2013 are based on time and performance. The conditions underlying the restricted stock units granted in 2012 are based on time and performance. The conditions underlying the restricted stock units granted in 2011 are based on time. See the Grants of Plan-Based Awards Table for additional information.
(4)	Represents the aggregate change in the actuarial present value of the executive officer’s accumulated benefit under all defined benefit pension plans for the year. For the fiscal year ended December 31, 2011, the amount attributable to Mr. Barksdale was $(337) and Ms. Hager was $(58). See Note 17 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.
(5)	The amounts reported in “All Other Compensation” are comprised of the items listed in the following table:

Name and Principal		Employer		Country Club	Forgiveness
Position	Year	401(k) Match($)(a)	Car Allowance($)	Dues($)	of Debt($)(b)	BOLI($)(c)	Director Fees(d)

Pressley A. Ridgill	2013	10,200	15,000	6,360	—	1,402	36,000
Chief Executive Officer and President	2012	10,000	15,000	6,120	—	1,145	23,500
	2011	9,800	15,000	8,500	—	152	26,500

Ramsey K. Hamadi	2013	10,200	—	—	—	364	—
Chief Financial Officer	2012	10,000	—	—	—	285	—
	2011	9,000	—	—	14,583	—	—

David P. Barksdale	2013	9,680	—	5,940	—	518	—
Chief Strategy Officer	2012	9,125	—	5,850	—	384	—
	2011	9,000	—	4,700	—	—	—

Spence H. Broadhurst	2013	8,874	—	4,240	—	—	—
Chief Banking Officer

William W. Budd, Jr.	2013	9,680	—	—	—	533	—
Chief Credit Officer	2012	9,110	—	—	—	406	—
	2011	9,000	—	—	—	—	—

Robin S. Hager	2013	9,680	—	—	—	611	—
Chief Administrative Officer	2012	9,129	—	—	—	482	—
	2011	9,002	—	—	—	53	—

(a)	The maximum match for highly compensated participants in the 401(k) Plan was $10,200 for 2013, $10,000 for 2012, and $9,800 for 2011.

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(b)	As an incentive to joining the Company, the Company provided Mr. Hamadi with a loan for $80,000. The proceeds of the loan were intended to cover Mr. Hamadi’s expenses and costs associated with relocating to Greensboro, North Carolina. For each month that Mr. Hamadi remained employed with the Company, the principal and accrued interest for that month due to the Bank was forgiven. The amount reported represents the amount of the principal and interest on the loan that was forgiven by the Bank in 2011, and Mr. Hamadi was responsible for paying income taxes on this amount. There was no outstanding balance on the loan during 2013 and 2012.
(c)	Represents amounts imputed as income to each named executive officer.
(d)	See “Director Compensation” for a breakdown of the amounts earned by Mr. Ridgill for his services on the Board and the Bank Board.

Grants of Plan-Based Awards

The following table shows certain information for those grants of plan-based awards that we made to each named executive officer during the fiscal year ended December 31, 2013.

GRANTS OF PLAN-BASED AWARDS TABLE

							All Other
							Option Awards:
						All Other Stock	Number
						Awards:	of	Exercise
						Number	Securities	or Base	Grant Date Fair
		Estimated Future Payouts Under Equity				of Shares	Under-	Price of	Value of Stock
		Incentive Plan Awards				of Stock	lying	Option	and Option
		Threshold	Target		Maximum	or Units	Options	Awards	Awards
Name	Grant Date	(#)	(#)		(#)	(#)	(#)	($/Sh)	($)

Pressley A. Ridgill	January 16, 2013(3)	—	27,843	(1)	—	—	—	—	139,215
	July 24, 2013		6,961	(1)					61,257
	July 24, 2013		7,230	(2)					63,624

Ramsey K. Hamadi	January 16, 2013(3)	—	10,680	(1)	—	—	—	—	53,400
	July 24, 2013		2,670	(1)					23,496
	July 24, 2013		2,892	(2)					25,450

David P. Barksdale	January 16, 2013(3)	—	9,240	(1)	—	—	—	—	46,200
	July 24, 2013		2,310	(1)					20,328
	July 24, 2013		2,892	(2)					25,450

Spence H. Broadhurst	January 16, 2013		6,078	(1)					30,390
	March 6, 2013		2,390	(1)					14,125

William W. Budd, Jr.	January 16, 2013(3)	—	9,240	(1)	—	—	—	—	46,200
	July 24, 2013		2,310	(1)					20,328
	July 24, 2013		2,892	(2)					25,450

Robin S. Hager	January 16, 2013(3)	—	9,240	(1)	—	—	—	—	46,200
	July 24, 2013		2,310	(1)					20,328
	July 24, 2013		2,892	(2)					25,450

(1)	So long as such named executive officer remains employed by the Company at the time of vesting, each award will vest as follows: 50% of the restricted stock units will vest subject to the achievement of certain performance-based measures, calculated at the end of a three-year period (i.e., January 1, 2016), and 50% of the restricted stock units will vest on January 1, 2016. All unvested restricted stock units shall become vested and nonforfeitable upon a change in control as set forth in the Comprehensive Benefit Plan.
(2)	So long as such named executive officer remains employed by the Company at the time of vesting, each award will vest as follows: 50% of the restricted stock units will vest subject to the achievement of certain performance-based measures, calculated at the end of a three-year period (i.e., January 1, 2015), and 50% of the restricted stock units will vest on January 1, 2016. All unvested restricted stock units shall become vested and nonforfeitable upon a change in control as set forth in the Comprehensive Benefit Plan.
(3)	On April 29, 2013, pursuant to the rules and regulations imposed on TARP/CPP participants, Mr. Ridgill, Mr. Hamadi, Mr. Barksdale, Mr. Budd and Ms. Hager were required to forfeit twenty-five percent (25%) or 6,961, 2,670, 2,310, 2,310 and 2,310, respectively, of the restricted stock units granted to them in January 2013.

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Outstanding Equity Awards at Fiscal Year-End

The following table shows certain information for those outstanding equity awards at December 31, 2013.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	OPTION AWARDS					STOCK AWARDS
								Equity
								Incentive
						Equity		Plan Awards
						Incentive		Market or
						Plan Awards		Payout
	Number of		Number of			Number		Value of
	Securities		Securities			Of		Unearned
	Underlying		Underlying			Unearned		Shares, Units
	Unexercised		Unexercised			Shares, Units or		Or Other
	Options		Options	Option	Option	Other Rights		Rights That
	(#)		(#)	Exercise	Expiration	That Have		Have Not
Name	Exercisable(1)		Unexercisable	Price($)	Date	Not Vested(#)		Vested ($)(9)

Pressley A. Ridgill	16,718		—	14.92	1/23/2014	7,230	(6)	53,719
	14,712		—	16.93	1/03/2015	6,961	(7)	51,720
	32,099		—	15.42	10/20/2015	20,882	(7)	155,153
						21,690	(6)	161,157
						8,354	(8)	62,070

Ramsey K. Hamadi	—		—	—	—	2,892	(6)	21,488
						2,670	(7)	19,838
						8,010	(7)	59,514
						8,676	(6)	64,463
						3,276	(8)	24,341

David P. Barksdale	2,500	(2)	—	17.11	12/21/2014	2,892	(6)	21,488
	3,000	(3)	—	17.65	12/20/2015	2,310	(7)	17,163
	3,000	(4)	—	17.10	12/11/2016	6,930	(7)	51,490
						8,676	(6)	64,463
						3,276	(8)	24,341

Spence H. Broadhurst	—		—	—	—	8,468	(7)	62,917
						7,712	(6)	57,300

William W. Budd, Jr.	5,350		—	13.64	1/25/2017	2,892	(6)	21,488
						2,310	(7)	17,163
						6,930	(7)	51,490
						8,676	(6)	64,463
						4,369	(8)	32,462

Robin S. Hager	535		—	15.42	10/20/2015	2,892	(6)	21,488
	5,000	(5)	—	9.82	1/22/2018	2,310	(7)	17,163
						6,930	(7)	51,490
						8,676	(6)	64,463
						4,369	(8)	32,462

(1)	Amounts and exercise prices have been adjusted to reflect the merger of FNB into the Company. Any options that were not fully vested as of July 31, 2007 were accelerated and became fully vested as a result of the merger.
(2)	Options granted on December 21, 2004, vesting 20% each year for five years, became fully vested on December 21, 2009.
(3)	Options granted on December 20, 2005, vesting 20% each year for five years, became fully vested on December 20, 2010.
(4)	Options granted on December 11, 2006, vesting 20% each year for five years, became fully vested on December 11, 2010.
(5)	Options granted on January 22, 2008, vesting 25% each year for four years, became fully vested on January 31, 2012.
(6)	The restricted stock units vest as follows: (i) up to 50% on January 1, 2015, subject to the satisfaction of certain performance metrics, and (ii) 50% on January 1, 2016 and in each case subject to the recipient’s continued employment through the applicable vesting date.
(7)	The restricted stock units vest as follows: (i) up to 50% on January 1, 2016, subject to the satisfaction of certain performance metrics, and (ii) 50% on January 1, 2016 and in each case subject to the recipient’s continued employment through the applicable vesting date.
(8)	The restricted stock units vest as follows: 100% on January 1, 2015 subject to the recipient’s continued employment through the applicable vesting date.
(9)	Represents the fair market value on December 31, 2013 of $7.43.

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Option Exercises and Stock Vested

The following table shows certain information for those options that were exercised and stock rights that vested for each named executive officer during the fiscal year ending December 31, 2013.

OPTION EXERCISES AND STOCK VESTED

	OPTION AWARDS		STOCK AWARDS
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)

Pressley A. Ridgill’	—	—	8,353	49,366	(1)

Ramsey K. Hamadi	—	—	10,000	59,100	(1)
			3,276	19,361	(1)

David P. Barksdale	—	—	3,276	19,361	(1)

Spence H. Broadhurst	—	—	—	—

William W. Budd, Jr.	—	—	4,368	25,815	(1)

Robin S. Hager	—	—	4,368	25,815	(1)

(1)	Represents the fair market value on April 29, 2013, the day the shares vested, of $5.91.

Pension Benefits

The following table shows, for the fiscal year ended December 31, 2013, the pension benefits paid or earned by Messrs. Ridgill, Barksdale, and Budd and Ms. Hager. Mr. Hamadi and Mr. Broadhurst were not eligible to participate in any Pension Plan.

PENSION BENEFITS TABLE

		Number of	Present
		Years	Value of	Payments
		Credited	Accumulated	During Last
Name	Plan Name	Service	Benefit($)	Fiscal Year

Pressley A. Ridgill	Pension Plan(1)	7	278,900	—
	Benefit Equivalency Plan(2)	7	408,200	—

David P. Barksdale	Pension Plan(1)	2	18,700	—

William W. Budd, Jr.	Benefit Equivalency Plan(2)	1	—	—

Robin S. Hager	Pension Plan(1)	2	13,200	—

(1)	As to the Pension Plan:

(a)	Eligibility Requirements: Prior to the freezing of the former LSB Pension Plan and the former FNB Pension Plan, each employee became a participant on the Plan Entry Date on or next following the attainment of age 21 years and completion of one year of service.
(b)	The annual retirement benefit payable as a Life Annuity commencing at age 65 is calculated as follows:
(i)	*% of Final Average Compensation multiplied by Years of Credited Service (max 40 years) (*0.9% for the former LSB Pension Plan and 1.25% for the former FNB Pension Plan), plus
(ii)	0.65% of Final Average Compensation in excess of Covered Compensation multiplied by Years of Credited Service (max 35 years). Final Average Compensation = average of the highest five consecutive Plan Years’ Compensation out of the last 10 Plan Years in which a Year of Credited Service was earned. Covered Compensation = the average of Social Security Taxable Wage Base for the 35-year period ending at the participant’s Social Security Retirement Age.

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(c)	Credited Service: Service equals total Years of Service with the employer. A Year of Service is credited for each Plan Year in which an Employee works at least 1,000 hours. Credited Service (shown above) is used to determine a participant’s benefit amount, and was frozen at the respective plan freeze dates. Vesting Service is used to determine benefit eligibility, and is defined similarly to Credited Service, but is not frozen. As of December 31, 2013, Mr. Ridgill had 13 Years of Vesting Service, Mr. Barksdale had 9 Years of Vesting Service, and Ms. Hager had 8 Years of Vesting Service.
(d)	Compensation included in the above formula includes the total compensation received by the participant for the prior Plan Year, including any amounts deferred under a qualified 401(k), 403(b), or 125 Plan. Excluded are amounts for other fringe benefits, reimbursements for expenses, automobile allowances, taxable values of employer-paid group term life insurance, and any other special forms of payment. Also excluded are any amounts in excess of applicable limits imposed by the IRS.
(e)	Early Retirement: Eligibility is contingent upon the attainment of age 55 and the completion of 10 Years of Vesting Service. A participant may retire on the first day of any month following attainment of eligibility. The amount of the monthly Early Retirement Benefit is the participant’s Accrued Benefit reduced to reflect the early commencement of payments. The reduction is 1/180th for each of the first 60 months and 1/360th for each of the next 60 months by which the benefit commences prior to Normal Retirement Date. For participants from the former LSB Pension Plan, the following additional conditions apply to Early Retirement: (a) if the participant has at least 20 Years of Vesting Service, the early retirement reduction is 5% for each of the first 5 years and (approximately) 3% per year for each of the next 5 years by which the benefit commences prior to Normal Retirement Date, (b) if the participant is at least age 60 with at least 25 Years of Vesting Service at the early retirement date, the early retirement reduction is 4% per year prior to age 65, and (c) if the participant is at least age 62 with at least 30 Years of Vesting Service, the early retirement reduction is zero.
(f)	The former LSB Pension Plan was frozen effective December 31, 2006 for all employees with less than 30 Years of Credited Service. Under the freeze, the benefit for affected employees will not be subject to additional service or compensation increases after December 31, 2006. Certain other participants had their benefit frozen effective December 31, 2008. The former FNB Pension Plan was frozen effective July 15, 2007. Mr. Barksdale is a participant from the former LSB Pension Plan. Mr. Ridgill and Ms. Hager are participants from the former FNB Pension Plan.
(g)	The Present Value of the Accumulated Benefit is based on the accrued benefit at December 31, 2013, and the actuarial assumptions used by the Pension Plan for a hypothetical lump sum payment. At December 31, 2013, these assumptions included a weighted average discount rate of approximately 3.80% and longevity based on the RP-2000 Combined Mortality Table projected to 2013. The weighted average discount rate is merely an average. The actual rates used are as issued by the IRS and include rates graded by duration; accordingly, the Present Value of Accumulated Benefit (shown above) is sensitive to both the absolute value of the graded rates and the length of time between measurement (December 31, 2013) and each participant’s age 65.

(2)	As to the Benefit Equivalency Plan:

(a)	Eligibility Requirements: Any individual or group (class) of employees who are members of senior management and have been deemed to participate by the Board or the Committee.
(b)	The amount of annual retirement benefit payable according to the normal form of payment chosen is calculated as follows:
•	3.25% of Final Average Compensation , multiplied by Years of Credited Service prior to January 1, 2007, plus
•	3.00% of Final Average Compensation multiplied by Years of Credited Service after January 1, 2007 (maximum of 65%), less
•	Benefit from the FNB Pension Plan, less
•	50% of Social Security Benefit
(c)	Compensation included in the above formula includes the total compensation received by the Participant for the prior Plan Year, including bonuses, overtime and commissions and any amount deferred under a qualified 401(k), 403(b) or 125 Plan. Excluded are amounts for other fringe benefits, reimbursements for expenses, automobile allowances, taxable values of employer-paid group term life insurance, and any other special forms of payments.
(d)	The Benefit Equivalency Plan was frozen in 2008 with the effect that no new participants are eligible to participate in the Plan, no additional service benefits may accrue under the Plan, and benefits already accrued under the Plan continue to be maintained in the Plan in accordance with its terms. Neither Mr. Hamadi, Mr. Barksdale nor Ms. Hager participated in the Plan. Mr. Ridgill and Mr. Budd were participants in the Plan prior to the decision to freeze the Plan. Mr. Ridgill’s benefits in the Plan were vested prior to December 31, 2007. As such, his benefits continue to be payable under the Plan. Mr. Budd’s benefits in the Benefit Equivalency Plan were not vested prior to December 31, 2007, and therefore, he does not have any benefits payable under the Plan.
(e)	The Present Value is determined in the same manner as under the Pension Plan.

Nonqualified Deferred Compensation

Mr. Ridgill did not elect to defer any portion of his compensation during the year ended December 31, 2013, including any fees earned as a director of the Company and the Bank. Mr. Hamadi, Mr. Barksdale, Mr. Budd and Ms. Hager were not eligible to participate in the Deferred Compensation Plan and did not otherwise elect to defer any portion of their compensation during the fiscal year ended December 31, 2013.

Potential Payments Upon Termination or Change in Control

The disclosure below describes payouts that our named executive officers could receive under a hypothetical change in control scenario. Actual circumstances resulting in the departure of a named executive officer cannot be predicted and may differ from the assumptions used in the information outlined below. As such, the discussion below describes the potential payments and benefits under the Employment Agreements.

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Each of the Agreements discussed above provide that in the event that the Company terminates their employment Without Cause (as defined in those Employment Agreements), or they terminate their employment for Good Reason (as defined in those Employment Agreements), in any such case at the time of or within one year after a “change of control” (as defined in those Employment Agreements), they shall be entitled to receive the following payments and benefits: (i) the Company shall pay each of them the aggregate of the following amounts: (A) the sum of his or her accrued obligations; (B) the greater of his or her base salary, divided by 365 and multiplied by the number of days remaining in the employment period; or an amount equal to 2.99 times his or her base salary; and (C) the product of his or her aggregate cash bonus for the last completed fiscal year, and a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365; (ii) for the number of days remaining in the employment period from and after the change of control termination date, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to him or her and/or his or her family at least equal to those which would have been provided to them in accordance with applicable benefit plans if his or her employment had not been terminated; provided, however, that if the named executive officer becomes reemployed with another employer and is eligible to receive substantially the same benefits under the other employer’s plans as he or she would receive under the benefit plans, the benefits provided by the Company shall be secondary to those provided under such other plans during such applicable period of eligibility; and (iii) all options previously granted to the named executive officer that are unvested as of the change of control termination date shall be deemed vested, fully exercisable and non-forfeitable as of the change of control termination date (provided, however, that options granted less than six months before the change of control termination date shall not be exercisable until the first day subsequent to the six months following their dates of grant) and all previously granted options that are vested, but unexercised, on the change of control termination date shall remain exercisable, in each case for the period during which they would have been exercisable absent the termination of his or her employment, except as otherwise specifically provided by the Code; and (iv) his or her benefits under all benefit plans that are non-qualified plans shall be 100% vested, regardless of his or her age or years of service, as of the change of control termination date.

If a “change in control” event had occurred on December 31, 2013, Mr. Ridgill, Mr. Hamadi, Mr. Barksdale, Mr. Broadhurst, Mr. Budd and Ms. Hager would have been entitled to receive total compensation of approximately $2,150,369, $1,102,685, $961,285, $804,132, $904,475, and $904,475, respectively. These amounts are calculated based on each named executive officer’s 2013 base salary and bonus as shown in the Summary Compensation Table. In addition, if a “change in control” event had occurred on December 31, 2013, all restricted stock units granted to each of Mr. Ridgill, Mr. Hamadi, Mr. Barksdale, Mr. Broadhurst, Mr. Budd and Ms. Hager would vest immediately. Such vested restricted stock units would have had a fair market value on December 31, 2013 equal to $483,819, $189,651, $178,952, $120,217, $187,058 and $187,058, respectively.

Director Compensation

The following table shows the cash compensation paid by us, as well as certain other compensation paid or accrued for the year, to directors during 2013.

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DIRECTOR COMPENSATION TABLE

			Change in Pension
			Value and
			Nonqualified
	Fees Earned		Deferred
	or Paid	Option	Compensation	All Other
Name	in Cash($)	Awards($)	Earnings($)	Compensation($)(7)		Total($)

Michael S. Albert(1)	68,875	—	—	6,000		74,875
J. David Branch(2)	34,000	—	—	6,000		40,000
C. Arnold Britt(2)	36,000	—	—	6,000		42,000
Robert C. Clark(3)	39,000	—	—	6,000		45,000
Alex A. Diffey, Jr.(4)	34,000	—	—	6,000		40,000
Barry Z. Dodson(1)	48,000	—	—	6,000		54,000
Donald P. Johnson(2)	35,000	—	—	6,000		41,000
Joseph H. Kinnarney(2)	36,000	—	—	6,000		42,000
Robert F. Lowe(1)(5)	15,000	—	—	6,000		21,000
Pressley A. Ridgill(1)	30,000	—	—	6,000		36,000
Mary E. Rittling(1)	33,500	—	—	6,000		39,500
E. Reid Teague(2)	36,000	—	—	6,000		42,000
John F. Watts(2)(6)	19,000	—	—	$365,296	(6)	384,296
G. Alfred Webster(1)	37,500	—	—	6,000		43,500
Kenan C. Wright(2)	35,250	—	—	6,000		41,250
Julius S. Young, Jr.(2)	33,750	—	—	6,000		39,750

(1)	Amount listed represents fees paid in cash.
(2)	Amount listed represents amounts deferred as a participant in the Deferred Compensation Plan.
(3)	Mr. Clark received $19,500 of his fees in cash and deferred $19,500 as a participant in the Deferred Compensation Plan.
(4)	Mr. Diffey received $17,000 of his fees in cash and deferred $17,000 as a participant in the Deferred Compensation Plan.
(5)	Mr. Lowe did not stand for re-election at the 2013 Annual Meeting held on May 15, 2013. As such, the amount listed represents amounts paid by the Company to Mr. Lowe from January 1, 2013 through May 15, 2013.
(6)	Mr. Watts passed away on June 3, 2013. As such, the amount listed in “Fees Earned or Paid in Cash” represents amounts paid by the Company to Mr. Watts from January 1, 2013 through June 3, 2013. The amount noted in “All Other Compensation” represents amounts paid to Mr. Wattss’ designated beneficiaries from the Deferred Compensation Plan.
(7)	With the exception of Mr. Watts, represents amounts contributed by the Company to the Deferred Compensation Plan for the benefit of each director with the requirement that the Trustee of the Deferred Compensation Plan purchase Common Stock on the open market. Such contribution by the Company to the Deferred Compensation Plan was made in March 2014.

Directors’ Fees and Practices

During 2013, each director (including Mr. Ridgill) received an annual Board retainer fee of $15,000 which was paid in quarterly installments. In addition, each director, other than the Chairman, received $1,000 for each meeting of the Board attended, paid monthly, and $500 for each attended meeting of a Board committee of which he or she was a member, including meetings of committees of the Bank Board. Mr. Albert, the Chairman, received a fee of $2,000 per Board meeting, and $500 for each attended meeting of a Board committee of which he is not the Chairman. Mr. Ridgill did not receive a fee for any meetings of a Board committee for which he attended. Each Chairman of a Board committee received $1,000 for each attended meeting of such committee. Each director is entitled to participate in the Deferred Compensation Plan.

During 2013, the Compensation Committee awarded, and the Board approved, the payment of a special director fee of $6,000 payable as a contribution by the Company to the Deferred Compensation Plan for the benefit of each director. The Trustee of the Deferred Compensation Plan was required to purchase Class A shares in the open market for the benefit of each director’s account. The approval to award the special director fee was conditioned on the Company’s audited financial performance for the year ended December 31, 2013 meeting or exceeding the Company’s internal profit plan for that period. The special fee was contributed by the Company to the Deferred Compensation Plan in March 2014 after a determination that the performance requirement was met.

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During 2013, there were three former LSB directors serving as director emeritis. These directors emeriti are entitled to receive compensation from the Bank until their death. The total amount of compensation paid to these directors during the fiscal year ended December 31, 2013 was $35,728.

During 2013, there were currently five former FNB directors serving as director emeriti. During 2013, each of these directors emeriti received a payment of $750 for each of the twelve regular monthly meetings of the Board, an aggregate of $9,000 per director.

During 2013, six former directors of the Company received distributions from the Deferred Compensation Plan of $207,509 in the aggregate. In addition, during 2013, Mr. Lowe, a former director of the Company and the Bank, received a distribution of 1,285 Class A shares with a market value of $7,363.

Equity Compensation Plan Information

The following table sets forth certain information regarding outstanding options and shares for future issuance under equity compensation plans as of December 31, 2013. Individual equity compensation arrangements are aggregated and included within this table. This table excludes any plan, contract or arrangement that provides for the issuance of options, warrants or other rights that are given to our shareholders on a pro rata basis and any employee benefit plan that is intended to meet the qualification requirements of Section 401(a) of the Code.

	Number of Shares to be	Weighted-Average
	Issued Upon Exercise of	Exercise Price of	Number of Shares
	Outstanding Options,	Outstanding Options,	Remaining Available
Plan Category	Warrants and Rights	Warrants and Rights	for Future Issuance
Equity Compensation Plans Approved by Shareholders			861,573
Stock Options	377,629	$15.64
Restricted Stock Units	302,389	—

Equity Compensation Plans not Approved by Shareholders	—	—	—
Total	680,018	$8.69	861,573

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Shareholder Return Performance Presentation

FIVE-YEAR STOCK PERFORMANCE TABLE

The following graph compares the cumulative total shareholder return on Bancorp’s common stock with the S&P 500 Index (U.S.) and the SNL Southeast Bank Index. The graph assumes that $100 was originally invested on December 31, 2008, and that all subsequent dividends were reinvested in additional shares.

NEWBRIDGE BANCORP

Comparison of Cumulative Total Shareholder Return

Years Ended December 31

	2008	2009	2010	2011	2012	2013

NewBridge Bancorp	100	93	197	163	195	312

SNL Southeast Bank Index[1]	100	100	97	57	95	128

S&P 500 Index	100	126	146	149	172	228

(1) The SNL Southeast Bank Index is comprised of a peer group of 85 bank holding companies headquartered in Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia, whose common stock is traded on the NYSE, NYSE Amex or NASDAQ stock exchanges. The total five year return was calculated for each of the bank holding companies in the peer group taking into consideration changes in stock price, cash dividends, stock dividends and stock splits since December 31, 2008. The individual results were then weighted by the market capitalization of each company relative to the entire peer group. The total return approach and the weighting based upon market capitalization are consistent with the preparation of the S&P 500 total return index.

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Proposal 2

Ratification of Appointment of DIXON HUGHES GOODMAN LLP AS

OUR Independent REGISTERED PUBLIC ACCOUNTING FIRM for 2014

Dixon Hughes Goodman LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2013, has been appointed by the Audit Committee as our independent registered public accounting firm for the fiscal year ending December 31, 2014, and you are being asked to ratify this appointment.  Fees charged by this firm are at rates and upon terms that are customarily charged by other independent registered public accounting firms. A representative of the firm will be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

On April 9, 2013, we advised Grant Thornton LLP (“Grant Thornton”), our independent registered public accounting firm for the fiscal year ended December 31, 2012, that it was dismissed as our independent registered public accounting firm. Grant Thornton’s reports on our financial statements for the fiscal years ended December 31, 2011 and 2012, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change accountants was recommended and approved by the Audit Committee. During fiscal years ended December 31, 2011 and December 31, 2012 and through the period ended April 9, 2013, there were no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures which disagreements, if not resolved to Grant Thornton’s satisfaction, would have caused Grant Thornton to make reference thereto in their reports on the financial statements for such periods.

On April 9, 2013, we appointed Dixon Hughes Goodman LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2013. We did not consult with Dixon Hughes Goodman LLP during the fiscal years ended December 31, 2011 and 2012, nor during any subsequent interim period preceding such appointment, on the application of accounting principles to a specific contemplated or completed transaction, the type of audit opinion that might be rendered on our consolidated financial statements, or any matter that was the subject of a “disagreement” or a “reportable event” as such terms are described in Item 304(a)(1)(iv) and (v) of Regulation S-K; and as such no written report or oral advice was provided.

Audit Fees Paid to Independent Auditors

The following table represents the approximate fees for professional services rendered by Grant Thornton and Dixon Hughes Goodman LLP for the audits of our annual consolidated financial statements and reviews of our interim consolidated financial statements and fees billed for audit-related services, tax services and all other services rendered for each of such years.

	Year Ended December 31
	2013	2012(4)

Audit Fees	$314,000	$334,000

Audit-Related Fees(1)	$75,527	$25,000

Tax Fees(2)	$26,675	$104,000

All Other Fees(3)	$—	$55,095

(1)	Represents amounts paid for the audits of our Pension Plan and 401(k) Plan and other attestation reports, and in 2013, includes amounts for consultations regarding acquisition accounting relative to the acquisitions of Security Savings Bank, SSB and CapStone.
(2)	Represents amounts paid for assistance in the preparation of our various federal, state and local tax returns, and in 2012, assistance with IRS examinations, assistance on the preparation of amended tax returns, Section 382 analysis, opinion related to capital raise and other tax related services, and in 2013, income tax analyses relative to Security Savings Bank, SSB and CapStone.

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(3)	Represents amounts paid for miscellaneous consultations.
(4)	All fees for 2012 were paid to Grant Thornton.

All audit related services, tax services and other services giving rise to the fees listed under “Audit-Related Fees”, “Tax Fees” and “All Other Fees” in the table above were pre-approved by the Audit Committee, which concluded that the provision of such services was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Charter of the Audit Committee provides for pre-approval of all audit and non-audit services to be provided by our independent auditors. The Charter also authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting. For 2013 and 2012, 100% of the total fees paid for audit, audit related and tax services that were required to be pre-approved in accordance with the regulations were pre-approved.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS RATIFY

THE APPOINTMENT OF DIXON HUGHES GOODMAN LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014.

PROPOSAL 3

APPROVAL OF “SAY-ON-PAY” PROPOSAL

Section 14A of the Exchange Act requires that our shareholders be provided an opportunity to cast a separate advisory vote on the compensation paid to our named executive officers, as described in the Compensation Discussion and Analysis and the tabular disclosures regarding named executive officer compensation (together with the accompanying narrative disclosure) contained in this Proxy Statement.

We believe that our executive compensation policies and procedures are strongly aligned with the long-term interests of our shareholders. We also believe that levels of compensation received by our named executive officers are fair, reasonable and within the ranges of compensation paid by comparable financial institutions to similarly situated executives.

This proposal, commonly known as a “Say-on-Pay”, gives you as a shareholder the opportunity to endorse or not endorse our executive compensation programs, policies and procedures through the following advisory (non-binding) resolution:

“Resolved, that the shareholders approve the compensation of the Company’s named executive officers as discussed in the Compensation Discussion and Analysis, the compensation tables and related materials in this Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS APPROVE

THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 4

ADVISORY (NON-BINDING) PROPOSAL ON THE FREQUENCY IN WHICH SHAREHOLDERS
APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Company is presenting the following proposal, which gives the shareholders the opportunity to inform the Company as to how often you wish the Company to include a proposal, similar to Proposal 3, in its Proxy Statement. This resolution is required pursuant to Section 14A of the Exchange Act.  While our Board intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.

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“RESOLVED, that the shareholders wish the company to include an advisory vote on the overall compensation of the Company’s named executive officers: (i) every year; (ii) every other year; or (iii) every three years.”

The Board of Directors recommends that shareholders vote to hold an advisory vote on the overall compensation of the Company’s named executive officers every year.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE TO HOLD AN ADVISORY VOTE ON THE OVERALL COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS EVERY YEAR.

SHAREHOLDER PROPOSALS

It is presently anticipated that the 2015 Annual Meeting of Shareholders will be held in May of 2015. If a shareholder desires to submit a proposal for possible inclusion in the proxy statement and form of proxy for our 2015 Annual Meeting, including a shareholder nominee for director, the proposal must be received by the Secretary of the Company at 1501 Highwoods Boulevard, Suite 400, Greensboro, North Carolina 27410, by December 5, 2014 and meet all other applicable requirements for inclusion in the 2015 proxy statement.

In the alternative, a shareholder may commence his or her own proxy solicitation subject to the SEC’s rules on proxy solicitation and may present a proposal from the floor at the 2015 Annual Meeting. In order to do so, the shareholder must notify the Secretary of the Company, in writing, of his or her proposal at the Company’s main office no later than February 18, 2015. If the Secretary of the Company is not notified of the shareholder’s proposal by February 18, 2015, the Board may vote on the proposal pursuant to the discretionary authority granted by the proxies solicited by the Board for the 2015 Annual Meeting.

OTHER MATTERS

The Board knows of no other matters intended to be presented for consideration at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC, excluding certain exhibits, is being delivered to shareholders together with this Proxy Statement. The complete Annual Report on Form 10-K may also be obtained by shareholders without charge by written request addressed to Rebecca Gibson, Vice President and Assistant Secretary, 1501 Highwoods Boulevard, Suite 400, Greensboro, North Carolina 27410, or may be accessed on the Internet at www.newbridgebank.com, under the heading Investor Relations.

April 4, 2014	NewBridge Bancorp

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